As filed with the Securities and Exchange Commission on October 21, 2011
 File No. 333-___________
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AudioEye, Inc. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	6794 (Primary Standard Industrial Classification Code Number)	20-2939845 (I.R.S. Employer Identification No.)

9070 S. Rita Rd Suite 1450 Tucson, Arizona 85747 (866) 331-5324 (Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)	Nathaniel Bradley 9070 S. Rita Rd Suite 1450 Tucson, Arizona 85747 (866) 331-5324 (Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to: David L. Ficksman TroyGould PC 1801 Century Park East, Suite 1600 Los Angeles, California 90067
Approximate date of commencement of proposed sale to public:  Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE
Title of each Class of Security being registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Shares of Common Stock, $0.00001 par value	1,500,000	$0.0004	$600.00	$5.00

(1)
This registration statement relates to shares of common stock, par value $0.00001 per share, of AudioEye, Inc., which will be distributed pursuant to a spin-off transaction to holders of common stock of CMG Holdings Group, Inc. The amount of the Registrant’s common stock to be registered is 1,500,000 shares of common stock. To the extent additional shares of common stock may be issued or become issuable as a result of a stock split, stock dividend, or similar transaction involving the common stock while this registration statement is in effect, this registration statement hereby is deemed to cover all such additional shares of common stock in accordance with Rule 416 under the Securities Act of 1933.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f)(2) under the Securities Act, based on the par value of the common stock as of June 30, 2011, the most recent practicable date

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

AudioEye, Inc. (“AE”), a wholly owned subsidiary of CMG Holdings Group, Inc. (“CMGO”), has filed this registration statement on Form S-1 to register the issuance of shares of its common stock, $0.00001 per share, which will be distributed on a pro rata basis to CMGO shareholders (the “Spinoff”).  In connection with a Master Agreement dated as of June 22, 2011 between CMGO and AudioEye Acquisition Corp. (“AEAC”) a Nevada corporation, the parties agreed, among other things that the shareholders of AEAC will exchange all of their shares of the capital stock of AEAC for 80% of the capital stock of AE (the “Share Exchange”) and CMGO will distribute to its shareholders in the form of a dividend 5% of the outstanding capital stock of AE (the “Spinoff Shares”).  Concurrently with the filing of this registration statement on Form S-1, CMGO has filed a proxy statement relating to a special meeting of CMGO shareholders to consider and vote on the Spinoff, the Share Exchange and related matters.

The information in the proxy statement/prospectus is not complete and may be changed. CMG Holdings Group, Inc. may not distribute the securities offered by the proxy statement/prospectus until this registration statement is effective with the Securities and Exchange Commission. The proxy statement/prospectus is not an offer to sell these securities and CMG Holdings Group, Inc. is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 21, 2011

CMG Holdings Group, Inc.

October __, 2011

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of CMG Holdings Group, Inc. (“CMGO”) to be held on ___________, 2011 at _______________________, Miami, Florida 33137 at 9:30 a.m., local time, and at any adjournment or postponement thereof.

CMGO intends to restructure its business by separating out AudioEye Inc. (subject to certain retained rights), currently a wholly owned subsidiary of CMGO (“AE”), from its other operations pursuant to a Master Agreement dated as of June 22, 2011 (the “Master Agreement”), between CMGO and AudioEye Acquisition Corp. (“AEAC”), a newly formed corporation which owns certain rights to the exploitation of AE’s patents.

Pursuant to the Master Agreement, the parties thereto agreed, among other things, that the shareholders of AEAC will exchange all of their shares of the capital stock of AEAC for 80% of the capital stock of AE and CMGO will distribute to its shareholders in the form of a dividend 5% of the capital stock of AE (the “Spinoff Shares”).  Pursuant to the Master Agreement, CMGO will retain approximately 15% of the outstanding capital stock of AE as of the closing.  Pursuant to a Royalty Agreement to be entered into on or before the distribution of the Spinoff Shares, AE will pay to CMGO 10% of cash received from income earned or settlements on judgments directly resulting from AE’s patent enforcement and licensing strategy, whether received by AE or any of its affiliates, net in either case of any direct costs or tax implications incurred in pursuit of such strategy as they relate to the patents described in the Master Agreement.  AE will also enter into a Services Agreement with CMGO whereby, without duplication to the amounts payable under the Royalty Agreement, CMGO will receive a commission of 7.5% of all revenues received by AE after the closing from all business, clients or other sources of revenue procured by CMGO or its employees, officers or subsidiaries and directed to AE and 10% of net revenues obtained from a specified customer.  Within 90 days of the closing date, AE will deliver to CMGO 0.05% of AE’s capital stock outstanding as of the closing date as an initial services fee.  The transactions described in this paragraph are sometimes referred to in this prospectus/proxy statement as the “Separation”.

The board of directors of CMGO has unanimously approved the Separation, and recommends that shareholders vote “FOR” the Separation as further described in the proxy statement/prospectus.

Your vote is very important. Whether or not you plan to attend the special meeting in person, it is important that your shares be represented and voted at the special meeting. You may submit your proxy or voting instructions by completing, signing, dating and returning the proxy or voting instruction card if you request a paper copy of the proxy statement or by submitting your proxy or voting instructions over the Internet. We urge you to promptly submit your proxy or voting instructions in order to ensure your representation and the presence of a quorum at the special meeting. Please note that if you do not submit a proxy or voting instruction form or do not vote in person at the special meeting, the effect will be the same as a vote against the Separation or ratification of the Master Agreement.  In addition, if you “ABSTAIN” from voting on the Separation or on the ratification of the Master Agreement, the effect will be the same as a vote against each of these proposals.

The proxy statement/prospectus provides you with important information about the Separation. Please give this information your careful attention. In particular, you should read and consider carefully the discussion in the section entitled “Risk Factors ” beginning on page ___ of the proxy statement/prospectus.

Sincerely,

Alan Morel

Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the distribution of the shares of common stock of AE as described in the proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The proxy statement/prospectus is dated _________, 2011, and is first being mailed to shareholders of CMGO on or about _______________, 2011.

CMG HOLDINGS GROUP, INC.

5601 Biscayne Boulevard

Miami, Florida 33137

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON ______________, 2011

To the Shareholders of CMG Holdings Group, Inc.:

The special meeting of shareholders of CMG Holdings Group, Inc., a Nevada corporation (“CMGO”), will be held on _____________, 2011 at _______________________, Miami, Florida 33137 at 9:30 a.m., local time, and at any adjournment or postponement thereof, to consider and vote on the following matters described in the proxy statement/prospectus:

1.           To consider and vote upon a proposal to approve the Separation and ratify the Master Agreement pursuant to which, subject to certain retained rights as more fully described in this proxy statement/prospectus, the shareholders of AudioEye Acquisition Corp. (“AEAC”) will exchange all of their shares of the capital stock of AEAC for 80% of the capital stock of AudioEye Inc. (“AE”), and CMGO will distribute to its shareholders on a pro rata basis in the form of a dividend 5% of the capital stock of AE (the “Separation”).  AEAC is a newly formed corporation which owns certain rights to the exploitation of AE’s patents.

2.           To consider and vote upon a proposal to adjourn the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Separation.

3.           To transact such other business as may properly come before the special meeting, and any adjournments or postponements thereof.

The Separation is conditioned on approval by CMGO shareholders and satisfaction or waiver of all other conditions to the transactions as described in this proxy statement/prospectus.

The board of directors of CMGO has fixed the close of business on _______ __, 2011 as the record date for determining shareholders entitled to receive notice of and vote at the special meeting and at any adjournment or postponement thereof. At the close of business on the record date, there were __________ shares of CMGO common stock outstanding and entitled to vote.

All shareholders are cordially invited to attend the special meeting in person. Whether or not you plan to attend the special meeting, you are urged to promptly submit your proxy or voting instructions. If you attend the special meeting and wish to vote your own shares in person, you may withdraw your proxy at that time.

For the Board of Directors,

James Ennis
Secretary

_______    , 2011

After careful consideration, the board of directors of CMGO has unanimously determined that the Separation is advisable and in the best interests of CMGO and you, the CMGO shareholders. The board of directors of CMGO unanimously recommends that you vote “FOR” the Separation, and “FOR” the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Separation.

In accordance with the rules approved by the United States Securities and Exchange Commission (“SEC”), we expect to send a Notice of Internet Availability of Proxy Materials on or about _______, 2011, and provide access to our proxy materials on the Internet, beginning on _______, 2011, for the holders of record and beneficial owners of our common stock as of the close of business on the record date.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON ___________, 2011.

The proxy statement and proxy card are available at the following website: www._____________.com.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important information about CMG Holdings Group, Inc. (“CMGO”) that is not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information.” You may obtain these documents through the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may also request a copy of these documents at no cost by writing or telephoning CMGO at:

CMG Holdings Group, Inc.

5601 Biscayne Boulevard

Miami, Florida 33137

305-751-0558

To obtain timely delivery of such information, you must request such information no later than               , 2011.

i

DESCRIPTION OF MATERIAL INDEBTEDNESS	33

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENSES	33
Consequences to CMGO	34
Consequences to CMGO Shareholders	34
Special Rules Applicable to Corporate Shareholders	35
Federal Income Tax Witholding	35
Consequences for Foreign Shareholders	35

DISTRIBUTION AND DIVIDEND POLICY	36

BUSINESS OF AE	36
AE's Business plan	38
Properties	45
General Information	45

AE PRO FORMA CAPITALIZATION	45

AE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS	46

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR AE	58

MANAGEMENT OF AE	61
Information Regarding Directors and Executive Officers of AE	61
Directors	61
Committees of the Board of Directors	62

DIRECTOR COMPENSATION - FISCAL 2010	63

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	63

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	63

MARKET PRICES AND RELATED STOCKHOLDER MATTERS	64

DESCRITION OF AE CAPITAL STOCK	65

LEGAL MATTERS	68

EXPERTS	68

OTHER MATTERS	68

WHERE YOU CAN FIND MORE INFORMATION	68

ii

QUESTIONS AND ANSWERS

Q:           What transactions are being proposed?

A:           The board of directors of CMGO has approved a plan to restructure its business by separating out AE by (a) distributing to the CMGO shareholders by way of dividend 5% of the outstanding capital stock of AE and (c) exchanging 80% of the capital stock of AE for all of the capital stock of AEAC.

Q:           When will the Separation occur?

A:           The Separation is expected to occur in the fourth quarter of 2011. The board of directors of CMGO will set the record date for the Separation after the special meeting. The timing of the Separation will ultimately depend upon the satisfaction or waiver of certain conditions, including obtaining shareholder approval of the Separation.

Q:           What will I receive in connection with the Separation?

A:           As a result of the Separation, you will be entitled to receive ___ share of AE common stock for every _____ shares of CMGO common stock held by you on the record date for the Separation.

Q:           What are the U.S. federal income tax consequences of the spin-off to CMGO shareholders?

A:           CMGO believes that the elements of the Separation represent taxable transactions to CMGO in connection with the exchange and to its shareholders in connection with the distribution of AE stock for U.S. federal income tax purposes.  For more information, see “The Separation — Material U.S. Federal Income Tax Consequences of the Spin-Off,” included elsewhere in this prospectus/proxy statement.

Q:           What will be the relationship between CMGO and AE following the spin-off?

A:           Prior to the spin-off, AE is a wholly owned subsidiary of CMGO.  Following the spin-off, CMGO will retain approximately a 15% interest in AE and receive certain payments and other consideration pursuant to a Services Agreement and Royalty Agreement.  See “Certain Relationships and Related Party Transactions—Relationships Between CMGO and AE.”

Q:           Will I receive physical certificates representing shares of common stock of AE?

A:           In connection with the spin-off transaction, AE will issue physical certificates representing shares of its common stock to stockholders of CMGO as of the Record Date with the assistance of its transfer agent who will also act as the distribution agent.  For CMGO stockholders who have shares in “street name” CMGO will electronically issue shares to their bank or brokerage firm on their behalf.

Q:           Will I receive fractional shares of AE common stock in connection with the Separation?

A:           No fractional shares of AE common stock will be issued in connection with the Separation.  Instead, in the case of a fractional share, there will be a rounding up to the next whole share with the aggregate amount of the additional shares to be so issued to reduce the amount of shares otherwise to be retained by CMGO.

Q:           Will I still own my shares of CMGO after the completion of the transactions?

A:           Yes.  The Separation will not affect the ownership of your CMGO shares.

Q:           How will the rights of CMGO stockholders change following the Separation?

A:           Upon the Separation, CMGO shareholders as of the record date for the Separation will also become stockholders of AE. The rights of the stockholders of AE following the Separation will be governed by the Delaware General Corporation Law (the “DGCL”) and the provisions of the certificate of incorporation and bylaws of AE as described in this proxy statement/prospectus.

Q:           When will I be able to trade shares of AE common stock?

A:           At present, there is no public market for the common stock of AE.  We anticipate that AE will become subject to quotation on the OTCQB, the OTC Bulletin Board or the new BX Venture Market established by NASDAQ following the effective date of the Separation.

Q:           Who will pay the costs of the Separation?

A:           AE will pay all costs associated with the Separation that are incurred prior to the Separation. All costs relating to the Separation incurred after the Separation will be borne by the party incurring such costs.

Q:           What items of business am I being asked to vote on at the special meeting?

A:           At the special meeting, you will be asked to consider and vote on the following proposals:

•	a proposal to approve the Separation including the ratification of the Master Agreement (Proposal No. 1);

•
a proposal to adjourn the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Separation (Proposal No. 2).

Q:           What will be the effect on the proposals if the Separation is not approved by CMGO shareholders?

A:           A condition to the Separation is that the Separation has been approved by CMGO shareholders. Even if shareholder approval of the Separation has been obtained, the Separation will not proceed unless all other required conditions to the Separation have been satisfied or waived.

Q:           How does the board of directors of CMGO recommend that I vote?

A:           The board of directors of CMGO has unanimously approved the Separation and has determined that these actions are advisable and in the best interests of CMGO and its shareholders. The board of directors of CMGO unanimously recommends that you vote your shares “FOR” approval of the Separation, and “FOR” the adjournment proposal.

Q:           What votes are required?

A:           The Separation. The affirmative vote of a majority of the outstanding shares of CMGO common stock present, either in person or represented by proxy, at the special meeting and entitled to vote on the proposal is required to approve the Separation. If you “ABSTAIN” from voting on approval of the Separation, the effect will be the same as a vote against the Separation. Please note that shareholder approval of the Separation is not required by applicable law, although it is a condition to the completion of the Separation. See “The Proposals—Proposal No. 1—Approval of the Separation—Conditions to the Separation.” CMGO will not complete the Separation as contemplated in this proxy statement/ prospectus if CMGO’s shareholders do not approve the Separation at the special meeting. However, if shareholder approval is not obtained, CMGO reserves the right to consider and implement without shareholder approval, if permitted by applicable law, other restructuring plans in the future, and such plans may be substantially similar to the transactions proposed in this proxy statement/prospectus.

Adjournment of the Special Meeting. The affirmative vote of a majority of the outstanding shares of CMGO common stock present, either in person or represented by proxy, at the special meeting and entitled to vote on the proposal is required to adjourn the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Separation. If you “ABSTAIN” from voting on approval of the adjournment, the effect will be the same as a vote against the adjournment of the special meeting.

Q:           How many shares of CMGO common stock must be present or represented to conduct business at the special meeting?

A:           The holders of a majority in voting power of the outstanding shares of CMGO common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting and any adjournments or postponements thereof. If you submit a proxy or voting instructions, your shares will be counted for purposes of determining the presence of a quorum, even if you “ABSTAIN” from voting your shares on the proposals. If a quorum is not present at the special meeting, the special meeting may be adjourned until a quorum is obtained.

Q:           Who is entitled to vote at the special meeting?

A:           Only shareholders of record at the close of business on _______________, 2011, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting. At the close of business on the record date for the special meeting, __________ shares of CMGO common stock were outstanding and entitled to vote.

As of the close of business on the record date for the special meeting, executive officers and directors of CMGO held an aggregate of _______ shares of CMGO common stock, which represents approximately ___% of all shares entitled to vote at the special meeting.

Q:           What is the difference between a “stockholder of record” and a “beneficial stockholder”?

A:           Whether you are a stockholder of record or a beneficial stockholder depends on how you hold your shares of CMGO common stock.

Stockholders of Record. If your shares of CMGO common stock are registered directly in your name with CMGO’s transfer agent, Corporate Stock Transfer, Inc., you are considered the stockholder of record with respect to those shares, and the proxy materials for the special meeting are being mailed to you directly by CMGO.

Beneficial Stockholders. Most of CMGO’s shareholders hold their shares through a bank, broker or other nominee (that is, in “street name”) rather than directly in their own name. If you hold your shares of CMGO common stock in street name, you are a “beneficial stockholder,” and the proxy materials are being mailed to you by the organization holding your shares. This organization, or its nominee, is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial stockholder, you have the right to instruct that organization on how to vote the shares held in your account.

Q:           May I vote in person?

A:           If you are a stockholder of record as of the close of business on the record date for the special meeting, you may attend the special meeting and vote your shares of CMGO common stock in person rather than signing and returning your proxy card or otherwise providing your proxy instructions.  Your name will be verified against the list of shareholders of record on the record date for the special meeting prior to your being admitted to the special meeting.

If you are a beneficial stockholder, you are also invited to attend the special meeting but you may not vote these shares of CMGO common stock in person at the special meeting unless you obtain a “legal proxy” from the bank, broker or other nominee, giving you the right to vote the shares at the special meeting. You will be asked to provide proof of beneficial ownership on the record date for the special meeting, such as your most recent account statement, a copy of the voting instruction form provided by your bank, broker or other nominee, or other similar evidence of ownership, prior to your being admitted to the special meeting.

If you do not comply with the procedures outlined above, you will not be admitted to the special meeting. Even if you plan to attend the special meeting, it is recommended that you submit your proxy or voting instructions in advance of the special meeting as described below so that your vote will be counted if you later decide not to attend the special meeting.

Q:           How can I vote my shares without attending the special meeting?

A:           Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares of CMGO common stock are voted without attending the special meeting. If you are a stockholder of record, you may submit a proxy to instruct how your shares of CMGO common stock are to be voted at the special meeting. You can submit a proxy by mail by completing, signing, dating and returning the proxy card if you request a paper copy of the proxy statement or by Internet by following the instructions provided on the proxy card. If you are a beneficial stockholder, you may submit voting instructions to your bank, broker or other nominee to instruct how your shares of CMGO common stock are to be voted at the special meeting. Your voting instructions can be submitted by mail by completing, signing, dating and returning the voting instruction form enclosed with the proxy materials you received or by telephone or Internet, if those voting options are available to you, by following the instructions provided on the voting instruction form.

Q:           May I change or revoke my proxy or voting instructions?

A:           You have the power to revoke or change your proxy or voting instructions before your shares of CMGO common stock are voted at the special meeting.  If you are a stockholder of record, you may do this by submitting a written notice of revocation to CMGO’s Secretary, by submitting a duly executed written proxy bearing a date that is later than the date of your original proxy or by submitting a later dated proxy electronically via the Internet. A previously submitted proxy will not be voted if the stockholder of record who executed it is present at the special meeting and votes the shares of CMGO common stock represented by the proxy in person at the special meeting. If you are a beneficial stockholder, you may change your vote by submitting new voting instructions to your bank, broker or other nominee, or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares of CMGO common stock, by attending the special meeting and voting in person.  Please note that attendance at the special meeting will not by itself constitute revocation of a proxy.

Q:           How will my shares be voted if I do not provide specific instructions in the proxy or voting instruction form I submit?

A:           If you submit a proxy or voting instruction form but do not indicate your specific voting instructions on one or more of the proposals listed in the notice of the special meeting, your shares of CMGO common stock will be voted as recommended by the board of directors of CMGO on those proposals and, in the case of a proxy, as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the special meeting.

Q:           If my shares are held in “street name” by a bank, broker or other nominee, how will my shares be voted?

A:           You should instruct your bank, broker or other nominee how to vote your shares of CMGO common stock, following the directions provided to you. If you do not instruct your broker, your broker will generally not have the discretion to vote your shares of CMGO common stock without your instructions on matters that are not considered routine. CMGO believes that the Separation proposal, and the proposal to adjourn the special meeting are each considered not to be routine matters. Therefore, your broker cannot vote shares of CMGO common stock that it holds in “street name” on any of the proposals unless you return the voting instruction form you received from your broker.  Accordingly, CMGO does not believe that there will be any broker non-votes occurring in connection with any of the proposals at the special meeting.   Please note, however, that if you properly return the voting instruction form to your broker but do not indicate how you want your shares of CMGO common stock to be voted, CMGO believes your shares of CMGO common stock generally will be voted “FOR” all of the proposals listed in the notice for the special meeting.

Q:           Am I entitled to dissenters’ or appraisal rights?

A:           Under Nevada law, you are not entitled to dissenters’ or appraisal rights in connection with the Separation.

Q:           What if I want to transfer my shares of CMGO common stock?

A:           You should consult with your financial advisor, such as your broker, bank or tax advisor. Neither CMGO nor AE makes recommendations concerning the purchase, retention or sale of shares of CMGO common stock or of the AE common stock you will receive if the Separation is completed.

The record date for the special meeting is earlier than the record date for the Separation. Therefore, if you sell your shares of CMGO common stock after the record date of the special meeting, but prior to the record date for the Separation (which has yet been determined), you will retain the right to vote at the special meeting, but the right to receive AE common stock in connection with the Separation will transfer with the shares of CMGO common stock.

Q:           As a CMGO shareholder, what should I consider in deciding whether to vote in favor of the Separation?

A:           You should carefully review this proxy statement/prospectus, including the section entitled “Risk Factors” which sets forth certain risks and uncertainties related to the Separation and certain risks and uncertainties to which AE will be subject if these transactions are implemented.

Q:           Who is paying for this proxy solicitation?

A:           CMGO is making this solicitation but AE will pay the entire cost of preparing and distributing these proxy materials.  CMGO’s directors, executive officers and other employees may also solicit proxies or votes in person, by telephone or by other means of communication. Directors, executive officers and employees will not be paid any additional compensation for soliciting proxies. CMGO will also reimburse banks, brokers and other nominees for their costs in forwarding proxy materials to CMGO’s beneficial stockholders.

Q:           Who can help answer my questions?

A:           If you have any questions or need further assistance in voting your shares of CMGO common stock, or if you need additional copies of this proxy statement/prospectus or the proxy card, please contact:

CMG Holdings Group, Inc.
5601 Biscayne Boulevard
Miami, Florida 33137
Attention: Investor Relations
Telephone number: 305-751-0588

SUMMARY

This summary highlights selected information contained or incorporated by reference in this proxy statement/prospectus and may not contain all of the information that is important to you.  This summary is not intended to be complete and reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this proxy statement/prospectus.  To fully understand the restructuring of CMGO’s business, including the Separation, and for a more complete description of the terms of the Separation, you should read carefully this proxy statement/prospectus, together with the documents referred to in this proxy statement/prospectus.  Unless the context otherwise requires, references in this proxy statement/prospectus to “CMGO” shall be deemed to refer to CMG Holdings Group, Inc. prior to completion of the Separation.

Information about the Companies

CMG Holdings Group, Inc.

CMG Holdings Group, Inc.  (CMGO.PK) is referred to in this proxy statement/prospectus as CMGO.  CMG Holdings Group, Inc. was incorporated in Nevada in July 2004 under the name of Pebble Beach Enterprises, Inc.  CMGO’s principal executive offices are located at 5601 Biscayne Boulevard, Miami, Florida 33137.

CMGO’s Business

Overview

CMG Holdings Group, Inc. is a marketing communications holding company focused on the acquisition and operation of organizations in the alternative advertising, interactive marketing, sports, entertainment, Internet content publication and distribution technology sectors.  CMGO was formed by a core group of principals who have held senior level positions with several of the largest and most successful companies in the entertainment and marketing management industry.  CMGO delivers custom marketing solutions to optimize profitability by concentrating its resources in those segments of the marketing communications and entertainment industry.  CMGO operates in the sectors of talent management, event management, and commercial rights.

For the year ended December 31, 2010, CMGO’s gross revenues from continuing operations were $4,972,093.  For the six months ended June 30, 2011, CMGO’s gross revenues from continuing operations were $5,512,129.

AudioEye, Inc.

On March 31, 2010, CMGO acquired AE.  AE has developed patented internet content publication and distribution software that enables conversion of any media into accessible formats and allows for real time distribution to end users on any internet connected device.

In October 2010, Congress passed and President Obama signed into law the 21st Century Communication and Video Accessibility Act which mandates that all government websites (city, state, and federal) to be compliant and have accessibility to Americans with disabilities. As a result, providing accessibility services for these websites has become a significant market opportunity in view of the potential demand for AE’s patented solution.

AE’s principal executive offices are and will continue to be located at 9070 Rita Rd #1450, Tucson, AZ 85747, and its telephone number is (866) 331-5324.

Risks Associated with the Separation

The Separation poses a number of risks to CMGO shareholders.  CMGO shareholders will receive shares of AE as a result of the Separation, but its equity interest in AC will be reduced from 100% to approximately 15%.  After the Separation, AE will be subject to various risks associated with its business.  Some of these risks include:

Risks Relating to the Separation

•
The historical and pro forma financial information included in this proxy statement/prospectus is not necessarily representative of the results AE would have achieved as a separate, publicly traded company.

•	The Separation could give rise to liabilities, disputes, increased costs or other unfavorable effects that may not have otherwise arisen.

Risks Relating to AE’s Business

•	AE’s revenue and collections may be materially adversely affected by the economic downturn.

•	AE’s current senior management is not expected to work full time for AE subsequent to the Separation.

•	AE has a limited operating history and its future performance is uncertain.

•	AE needs additional funds to implement its business plan.

These and other risks relating to the Separation and the business of AE following the Separation are discussed in greater detail under the caption “Risk Factors.” You should read and consider all of these risks carefully.

The Special Meeting of CMGO Shareholders

Date, Time and Place.  The special meeting of CMGO shareholders will be held on  ___________, 2011, at _______________________, Miami, Florida 33137 at 9:30 a.m.  local time, and at any adjournment or postponement thereof.

Purpose of the Special Meeting.  At the special meeting, CMGO’s shareholders will be asked to consider and vote upon (i) a proposal to approve the Separation and the Master Agreement; and (ii) a proposal to adjourn the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Separation.

Record Date; Shares Entitled to Vote; Quorum.  Only shareholders of record at the close of business on ____________________, 2011, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting.  At the close of business on the record date for the special meeting, __________ shares of CMGO common stock were outstanding and entitled to vote.  As of the close of business on the record date for the special meeting, executive officers and directors of CMGO held an aggregate of _______ shares of CMGO common stock, which represents approximately ____% of all shares of CMGO common stock entitled to vote at the special meeting.  The presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of CMGO common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the meeting and any adjournments or postponements thereof.

Vote Required

The Separation.  The affirmative vote of a majority of the outstanding shares of CMGO common stock present, either in person or represented by proxy, at the special meeting and entitled to vote on the proposal is required to approve the Separation.  If you “ABSTAIN” from voting on approval of the Separation, the effect will be the same as a vote against the Separation.  Shareholder approval of the Separation is not required by applicable law, although it is a condition to the completion of the Separation.  See “The Proposals—Proposal No.  1—Approval of the Separation—Conditions to the Separation.” CMGO will not complete the Separation as contemplated in this proxy statement/prospectus if CMGO’s shareholders do not approve the Separation at the special meeting.  However, if shareholder approval is not obtained, CMGO reserves the right to consider, and implement without shareholder approval if permitted by applicable law, other restructuring plans in the future, and such plans may be substantially similar to the transactions proposed in this proxy statement/prospectus.

Adjournment of the Special Meeting.  The affirmative vote of a majority of the outstanding shares of CMGO common stock present, either in person or represented by proxy, at the special meeting and entitled to vote on the proposal is required to adjourn the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Separation.  If you “ABSTAIN” from voting on approval of the adjournment, the effect will be the same as a vote against the adjournment of the special meeting.

Overview of the Separation

Upon satisfaction or waiver of the conditions to the Separation, CMGO will effect the Separation by distributing to its stockholders on a pro rata basis 5% of the outstanding shares of AE common stock and completing the Share Exchange with AEAC.  Each CMGO shareholder as of the record date for the Separation will receive ____ share of AE common stock for every _____ shares of CMGO common stock such stockholder owns on this record date.  See “Proposal No.  1—Approval of the Separation—Manner of Effecting the Separation.”  The Separation is expected to occur in the fourth quarter of 2011.

CMGO’s board of directors believes that separating a significant portion of AE from the remainder of CMGO is in the best interests of CMGO and its shareholders.  In connection with the purchase of AE by CMGO, the former stockholders of AE retained rights (the “Rights”) to receive cash from the exploitation of AE’s technology. These Rights consist of 50% of any cash received from income earned, settlements or judgments directly resulting from AE’s patent strategy, net of any direct costs or tax implications incurred in payment of the patent strategy.  Additionally, the holder of the Rights are entitled to a share of AE’s net income for 2010, 2011, 2012 and 2013 based on a specified formula.  The holders of the Rights have contributed the Rights to AEAC.  CMGO also has issued Senior Secured Notes (the “Senior Notes”) in an aggregate principal amount of $1,075,000 which CMGO may be unable to service.  The Senior Notes are secured by all of the assets of CMGO, including AE.  There is a significant risk that unless the Senior Notes are kept current and serviced, the holders of the Senior Notes will foreclose and take possession of AE or its assets.  Accordingly, the existence of the Rights and the obligations under the Senior Notes have made it difficult for CMGO to finance its business plan including exploiting AE’s technology.  Pursuant to the Master Agreement, AE will acquire all of the capital stock of AEAC and AEAC will be required to arrange for the release of CMGO under the Senior Notes, probably through the purchase of the Senior Notes by AEAE, its shareholders and/or other persons whose participation may be arranged by AEAC.  Additionally, the Separation is expected to:

•
improve strategic planning, increase management focus and streamline decision-making by providing the flexibility to implement the unique strategic plans of each company and to respond more effectively to different financial needs of each company and the changing economic environment.

•	allow CMGO and AE to adopt the capital structure, investment policy and dividend policy best suited to each business’ financial profile and business needs.

•	eliminate the financial overhang to AE from the existence of the Rights.

•	extinguish CMGO’s obligations under the Senior Notes and the risk to CMGO from the enforcement by the holders of the Senior Notes.

Finally, CMGO has been unable or unwilling to fund AE’s operations and its negative cash flows.  AE has been funded by AE’s President, Nathaniel Bradley, through a series of loans evidenced by promissory notes from AE (the “Funding Notes”) currently in the aggregate principal amount of approximately $1,084,223.72.  Mr. Bradley has indicated that he does not intend to continue providing funding to AE unless the Separation is approved.

The CMGO board of directors considered a number of potentially negative factors in evaluating the separation, including risks relating to the creation of a new public company and possible increased costs and one-time separation costs, but concluded that the potential benefits of the separation outweighed these factors.  For more information, see the sections entitled “The Distribution — Reasons for the Distribution” and “Risk Factors” included elsewhere in this prospectus.

Relationship Between CMGO and AE the Separation

Pursuant to the Master Agreement, CMGO will retain 15% of the outstanding capital stock of AE as of the closing.  Pursuant to a Royalty Agreement, AE will pay to CMGO 10% of cash received from income earned or settlements on judgments directly resulting from AE’s patent enforcement and licensing strategy, whether received by AE on any of its affiliates, net in either case of any direct costs or tax implications incurred in pursuit of such strategy as they relate to the patents described in the Master Agreement.  Additionally, AE will enter into a services agreement with CMGO whereby, without duplication to the amounts payable under the Royalty Agreement, CMGO will receive a commission of 7.5% of all revenues received by AE after the closing from all business, clients or other sources of revenue procured by CMGO or its employees, officers or subsidiaries and directed to AE and 10% of net revenues obtained from a specified customer.  Within 90 days of the closing date, AE will deliver to CMGO 0.05% of AE’s capital stock outstanding as of the closing date as an initial services fee.

PROPOSAL NO. 1—APPROVAL OF THE SEPARATION

 Manner of Effecting the Separation

In the Separation, CMGO stockholders as of the record date for the Separation will receive ____ share of AE common stock for every _____ shares of CMGO common stock such stockholder owns on this record date.

Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, 303-282-4800, will serve as the distribution agent for the Separation.  On the distribution date for the Separation, CMGO’s transfer agent will electronically issue shares of AE common stock to holders of CMGO common stock who hold such shares on the record date for the Separation, or to such stockholders’ bank, broker or other nominee on such stockholders’ behalf by way of direct registration in book-entry form.  As soon as practicable after the distribution date for the Separation, an account statement will be mailed to each holder of CMGO common stock who holds such shares on the record date, stating the number of shares of AE common stock received by such shareholder in the Separation.

 Management of AE

The Chief Executive Officer of AE will be Nathaniel Bradley, currently President and Chief Operating Officer of AE.  The remaining AE management team, including Sean Bradley, Chief Technology Officer, will continue to be the management team of AE.  See “Management of AE.”

 Interests of Certain Persons in the Separation

As of the record date for the special meeting, directors and executive officers of CMGO beneficially owned approximately ___% of the outstanding shares of CMGO common stock.  Executive officers of AE who own shares of CMGO common stock as of the record date for the Separation will receive a distribution of shares of AE common stock on the same basis as other CMGO stockholders.  Certain executive officers of AE are the majority shareholders of AEAC and will receive shares of AE pursuant to the Share Exchange.  See “Security Ownership of Certain Beneficial Owners and Management.”

 Market for AE Common Stock

There is no current public market for AE common stock.  Upon completion of the Separation, it is expected that at some date AE common stock will trade on the OTCQB, OTC Bulletin Board or the new BX Venture Market operated by NASDAQ although no assurance can be given that such trading will take place or the date thereof.

Immediately following the Separation, AE is expected to have 30,000,000 shares of common stock outstanding.  No shares of preferred stock of AE will be issued or outstanding at the time of the Separation.  Immediately following the Separation, it is expected that AE will have approximately ____________ holders of record of shares of its common stock based on the number of holders of record of shares of CMGO common stock on ___________, 2011.

 U.S. Federal Income Tax Consequences of the Separation

CMGO believes that all elements of the transaction will give rise to taxable events including the distribution of AE common stock to its shareholders.  The distribution will be treated as a taxable distribution in an amount equal to the sum of the fair market value of AE shares on the distribution date and any cash received in lieu of fractional shares.  This sum will be treated as a taxable dividend to the extent of any current year earnings and profits of CMGO, including gain resulting from both the distribution and the exchange of AE shares for shares of AEAC, with any excess treated as a non-taxable return of capital to the extent of a CMGO holder’s tax basis in CMGO common stock and any remaining excess treated as capital gain.  For more information, see “The Separation — Material U.S. Federal Income Tax Consequences of the Spin-Off,” included elsewhere in this prospectus/proxy statement.

All holders of shares of CMGO common stock should read “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences of the Separation” for a more complete discussion of the U.S. federal income tax consequences of the Separation and “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Considerations Relating to AE” for a more complete discussion of the U.S. federal income tax consequences of the acquisition, ownership and disposition of AE common stock that will be received in the Separation.  All holders of shares of CMGO common stock are urged to consult with their tax advisors regarding the tax consequences of the Separation to them, including the effects of U.S. federal, state and local, non-U.S. and other tax laws.

 Conditions to the Separation

The Separation is conditioned upon the satisfaction or waiver of the following conditions:

•	CMGO’s shareholders shall have approved the Separation;

•	the restructuring of CMGO’s business as described in this proxy statement/prospectus shall have been completed;

•
no stop order shall be in effect with respect to AE’s registration statement on Form S-1 filed with the SEC to register under the Securities Act of 1933, as amended (the “Securities Act”), the distribution of shares of AE common stock in the Separation;

•	CMGO and AE shall have obtained all material authorizations, consents, approvals and clearances of third parties to complete the Separation;

•
no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect preventing the completion of the Separation;

•	the Services Agreement and the Royalty Agreement shall have been executed and delivered by CMGO and AE;

•	the obligations of CMGO under the Senior Notes will be extinguished; and

•	no litigation or proceeding challenging or seeking to restrain the Separation shall be pending or threatened.

In the event of any waiver of a material condition or abandonment, deferral or modification of the Separation, CMGO will provide its stockholders with additional written offering/proxy materials or a revised proxy statement/prospectus or will make other requisite filings with the SEC, as appropriate, if CMGO determines that the event or events constitute a material change to this proxy statement/prospectus.

 Absence of Appraisal Rights

CMGO shareholders will not be entitled to dissenters’ or appraisal rights as a result of the Separation.

Distribution and Dividend Policy

AE does not anticipate paying dividends on its common stock in the foreseeable future.  AE anticipates that the agreements governing indebtedness it will incur will restrict AE’s ability to pay dividends or make distributions to its stockholders.  Any future determination to pay dividends will be at the discretion of the board of directors of AE and will depend on the financial position, results of operations, cash flows, capital requirements, debt covenants, applicable law and other factors as the board of directors of AE deems relevant.  See “Distribution and Dividend Policy.”

PROPOSAL NO. 2—APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING

CMGO may propose to adjourn the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Separation.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following tables set forth selected historical per share data for CMGO and selected unaudited pro forma per share data after giving effect to the Separation of AE.  You should read the historical per share data in conjunction with the historical financial information provided herein under the caption “Selected Financial Information and Other Data” and the selected historical financial statements and related notes of CMGO that are incorporated into this proxy statement/prospectus by reference.  The pro forma per share amounts have been computed using the assumptions described in, and should be read in conjunction with, the pro forma financial information provided under the caption “AE Unaudited Pro Forma Consolidated Financial Statements.”

The unaudited pro forma consolidated financial data are presented for informational purposes only.  You should not rely on the pro forma financial data as an indication of the financial position or results of operations of future periods or the results that actually would have been realized had the Separation occurred prior to the periods presented.

Historical Per Share Data of CMGO

	As of or For the
	Six Months
	Ended	As of or For the Year Ended December 31,
	June 30, 2011	2010	2009	2008
Income (loss) from continuing operations	$1,037,379	$(4,191,682)	$(1,672,494)	$(3,669,874)
Basic	0.02	(0.10)	(0.05)	(0.16)
Diluted	0.02	(0.10)	(0.05)	(0.16)
Dividends	-	-	-	-
Book value per share(1)	(0.02)	(0.06)	(0.02)	(0.01)

(1) The historical book value per share data presented is computed by dividing stockholders’ equity at the end of the period by the number of shares outstanding at the end of the period.

Pro Forma Per Share Data of CMGO

	As of or For the
	Six Months
	Ended	As of or For the Year Ended December 31,
	June 30, 2011	2010	2009	2008
Income (loss) from continuing operations	$1,767,363	$(3,350,494)	$(1,672,494)	$(3,669,874)
Basic	0.03	(0.09)	(0.05)	(0.16)
Diluted	0.03	(0.09)	(0.05)	(0.16)
Dividends	-	-	-	-
Book value per share(1)	(0.001)	(0.08)	(0.02)	(0.01)

(1) The pro forma book value per share data presented is computed by dividing the pro forma stockholders’ equity at the end of the period by the number of pro forma shares outstanding at the end of the period.

RISK FACTORS

Before you vote, you should carefully consider the risks related to the Separation described below and the other information contained in this proxy statement/prospectus or in CMGO’s documents incorporated by reference herein.  See “Where You Can Find More Information.”  The risks and uncertainties described below are not the only ones facing AE.  If any of the following risks actually are realized, AE’s business, financial position or results of operations could be materially adversely affected, the value of AE common stock could decline and you could lose all or part of your investment.

Risks Related to the Separation

AE’s inability to obtain material consents of third parties may have a material adverse effect on AE’s ability to consummate the Separation

There are third-party approvals that must be obtained to consummate the restructuring of CMGO’s business in connection with the Separation, including consents from the holders of the Senior Notes who must agree to release CMGO from its obligations thereunder.

The historical and pro forma financial information included in this proxy statement/prospectus does not purport to be indicative of the results AE would have achieved as a separate, publicly traded company and may not be a reliable indicator of future results.

•	Prior to the Separation, the business of AE was operated by CMGO as part of one corporate organization and was not operated as a stand-alone companies;

•
Significant changes may occur in the cost structure, financing and business operations as a result of AE operating as a stand-alone company.  These changes may result in increased costs associated with reduced economies of scale, stand-alone costs for services currently provided and the legal, accounting, compliance and other costs associated with being a public company.

The pro forma financial information included in this proxy statement/prospectus includes adjustments based upon available information believed to be reasonable to reflect these factors.  However, the assumptions may change and actual results may differ.  In addition, the pro forma financial information does not include adjustments for estimated general and administrative expenses.

The Separation could give rise to liabilities, disputes, increased costs or other unfavorable effects that may not have otherwise arisen, which could have a material adverse effect on the business, financial position or results of operations of AE.

The agreements to be entered into in connection with the Separation, including the Services Agreement and the Royalty Agreement, have been negotiated in the context of AE’s separation from CMGO while AE is still a part of CMGO.  Accordingly, these agreements may not reflect terms that may have been obtained from unaffiliated third parties.  AE may have received better terms under similar agreements from third parties.

After AE’s spin-off from CMGO, AE may be unable to make the changes necessary to operate effectively as a separate public entity.

Following the Separation, CMGO will have no obligation to provide financial, operational or organizational assistance to AE.  As a separate public entity, AE will be subject to, and responsible for, regulatory compliance, including periodic public filings with the SEC, as well as generally applicable tax and accounting rules.  AE may be unable to successfully implement the changes necessary to operate as an independent public entity.

AE expects to incur increased costs relating to operating as an independent company that could adversely affect its cash flow and results of operations.

AE expects that the obligations of being a public company, including substantial public reporting and related auditor fees and obligations will require new expenditures, place new demands on AE management and may require the hiring of additional personnel.  AE may need to implement additional systems that require new expenditures in order to adequately function as a public company.  Such expenditures could adversely affect AE’s business, financial condition and plan of operations.

The Separation will give rise to possibly significant tax liabilities to CMGO on its exchange of AE common stock for AEAC stock and other consideration as well as a tax liability to CMGO and to the CMGO shareholders on the distribution of 5% of the AE common stock to them.

CMGO generally will recognize gain in an amount equal to the excess of (i) the fair market value of the AEAC common stock and other consideration received (ii) over the tax basis of the AE common stock that it transfers in exchange therefor plus gain equal to the excess of the (iii) the fair market value, if any, of the AE common stock over its (iv) tax basis that CMGO distributes to the CMGO stockholders.  In addition, each CMGO shareholder who will receive AE common stock in such distribution generally would be treated as having received a taxable distribution equal to the fair market value of the AE stock received and any cash for fractional shares of which all or a portion will be treated as a dividend to the extent of the stockholder’s ratable share of CMGO’s current and accumulated earnings and profits (as increased to reflect any current income, including any gain, recognized by CMGO on the Separation).  The balance, if any, of the distribution would be treated as a nontaxable return of capital to the extent of the CMGO shareholder’s tax basis in its CMGO stock, with any remaining amount being taxed as capital gain.  For more information, see “The Spin-Off Transaction - Material U.S. Federal Income Tax Consequences of the Spin-Off,” included elsewhere in this prospectus.

The Separation was not the result of arm’s length negotiations.

The Separation was established by CMGO, in consultation with AE management, with the intention of maximizing the value to current CMGO’s shareholders.  Accordingly, the terms for us may not be as favorable as would have resulted from negotiations among unrelated third parties.

The Separation will result in a reduced equity interest in AE for CMGO.

As a result of the Separation, CMGO’s equity interest in AE will be reduced form 100% to approximately 15%, although CMGO will have certain retained rights pursuant to the Royalty Agreement and the Services Agreement.

Risks Relating to AE’s Business and Industry

AE is dependent on certain members of its management and technical team.

Investors in AE common stock must rely upon the ability, expertise, judgment and discretion of its management and the success of its technical team in exploiting its technology.  AE’s performance and success are dependent, in part, upon key members of our management and technical team, including Nathaniel Bradley, AE’s Chief Executive Officer, and Sean Bradley, AE’s Chief Technical Officer, and the departure of such key persons could be detrimental to our future success.  A significant percentage of the common stock of will be held by members of AE’s management.  There can be no assurance that AE’s management will remain in place.  The loss of any of AE’s management and technical team members could have a material adverse effect on AE’s results of operations and financial condition, as well as on the market price of AE’s common stock.  It is anticipated that the current senior management of AE consisting of Nathaniel Bradley and Sean Bradley will work for AE on a part-time basis subsequent to the Separation in that they will also be employed by a different technology company which AE believes to be non-competitive to AE.  See “Management.”

AE’s future development and operations require substantial capital, and AE may be unable to obtain needed capital or financing on satisfactory terms, which would prevent AE from fully developing its business and generating revenues.

AE’s business is capital intensive and AE anticipates that it will need to raise significant amounts of capital to meet AE’s funding requirements.  AE expects its capital outlays and operating expenditures to increase substantially over at least the next several years as AE implements its business plan.  AE expect that AE will need to raise substantial additional capital, through future private or public equity offerings, strategic alliances or debt financing.  AE’s future capital requirements will depend on many factors, including:  market conditions, sales force cost, cost of litigation in enforcing AE’s patents, and IT development and acquisition costs.

AE does not currently have any commitments for future external funding and AE does not expect to generate any significant revenue from its business for some period of time.  Additional financing may not be available on favorable terms, or at all.  Even if AE succeeds in selling additional securities to raise funds, at such time, the ownership percentage of AE’s existing stockholders would be diluted, and new investors may demand rights, preferences or privileges senior to those of existing stockholders.  If AE raises additional capital through debt financing, the financing may involve covenants that restrict its business activities.  If AE is not able to obtain financing when needed, AE may be unable to carry out its business plan.  As a result, AE may have to significantly limit its operations and its business, financial condition and results of operations would be materially harmed.

Current economic and credit conditions could adversely affect AE’s plan of operations.

AE’s ability to secure additional financing and satisfy its financial obligations under indebtedness outstanding from time to time will depend upon its future operating performance, which is subject to the prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond its control.  The prolonged continuation or worsening of current credit market conditions would have a material adverse affect on its ability to secure financing on favorable terms, if at all.

AE’s revenue and collections may be materially adversely affected by the economic downturn.

A continuation or worsening of the recent economic downturn could result in reduced demand for AE’s services and products which could have a material adverse effect on AE’s business financial position or results of operations.

AE could be materially adversely affected by its level of indebtedness.

Prior to completion of the Separation, AE will be required to finance the repayment of the Senior Notes which may involve the borrowing of funds.  AE will also be obligated to repay the notes issued to Nathaniel Bradley in connection with his funding of AE’s operations to date.

An increase in market interest rates could increase AE’s interest costs on existing and future debt and could adversely affect its stock price.

If interest rates increase, so could AE’s interest costs for any new debt.  This increased cost could make the financing of any acquisition more costly.  AE may incur variable interest rate indebtedness in the future.  Rising interest rates could limit AE’s ability to refinance existing debt when it matures, or cause AE to pay higher interest rates upon refinancing and increased interest expense on refinanced indebtedness.

AE intends to seek acquisitions and other strategic opportunities, which may result in the use of a significant amount of management resources or significant costs, and AE may not be able to fully realize the potential benefit of such transactions.

AE intends to seek acquisitions and other strategic opportunities.  Accordingly, it may often be engaged in evaluating potential transactions and other strategic alternatives.  In addition, from time to time, it may engage in discussions that may result in one or more transactions.  Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transaction, AE may devote a significant amount of its management resources to such a transaction, which could negatively impact its operations.  In addition, AE may incur significant costs in connection with seeking acquisitions or other strategic opportunities regardless of whether the transaction is completed and in combining its operations if such a transaction is completed.  In the event that AE consummates an acquisition or strategic alternative in the future, there is no assurance that it would fully realize the potential benefit of such a transaction.

AE does not expect to pay any dividends for the foreseeable future, which will affect the extent to which `AE’s investors realize any future gains on their investment.

It is anticipated that AE will be prohibited by the terms of its debt agreements from paying dividends to holders of its common stock, and AE does not anticipate that it will pay any dividends to holders of its common stock in the foreseeable future.  Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

AE may commence additional legal proceedings against third parties who AE believes are infringing on its intellectual property rights, and if AE is forced to litigate to defend its intellectual property rights, or to defend claims by third parties against AE relating to intellectual property rights, legal fees and court injunctions could adversely affect AE’s financial condition or end its business.

At present AE does not have any active or pending litigation.  AE is aware of certain companies that are currently violating its patents.  AE expects the number of companies violating its patents to grow in number as the market develops new uses of voice controlled Internet usage and consumers begin to increase their adoption of the technology and integrate it into their daily lives.  AE foresees the potential need to enter into active litigation to defend the enforcement of its patents.  AE expects such litigation and the appeals process to be time-consuming and costly, which may adversely affect AE’s financial condition and ability to operate its business.  AE cannot assure you that any of the potential lawsuits will result in a final outcome that is favorable to AE or its stockholders.

AE expects to allocate a significant amount of its existing cash on hand towards the fees and expenses associated with these litigation matters.  AE anticipates that these legal proceedings could continue for several years and may require significant expenditures for legal fees and other expenses.  In the event AE is not successful through appeal and does not subsequently obtain monetary and injunctive relief, these litigation matters may significantly reduce AE’s financial resources and have a material impact on its ability to continue its operations.  The time and effort required of AE’s management to effectively pursue these litigation matters may adversely affect AE’s ability to operate its business, since time spent on matters related to the lawsuits will take away from the time spent on managing and operating its business.

AE may or may not be able to capitalize on potential market opportunities related to AE’s licensing strategy or AE’s patent portfolio.

In order to capitalize on AE’s patent portfolio, AE’s business strategy calls for AE to enter into licensing relationships with the leading companies in AE’s target market in order to reach a larger end-user base than AE could reach through sales and marketing efforts.  Although AE may enter into certain settlement and license agreements, there can be no assurance that AE will be able to continue to capitalize on its patent portfolio or any potential market opportunity in the foreseeable future.  AE’s inability to generate licensing revenues associated with the potential market opportunity could result from a number of factors, including, but not limited to:

•	AE may not be successful in entering into licensing relationships with its targeted customers on commercially acceptable terms; and

•	challenges to the validity of certain of AE’s patents underlying AE’s licensing opportunities.

AE has and will experience competition as more companies seek to provide products and services similar to AE’s products and services, and because larger and better-financed competitors may affect its ability to operate its business and achieve profitability, its business may fail.

AE expects competition for its products and services to be intense.  AE expects to compete directly against other companies offering similar security products and services that will compete directly with its proposed products and services.  AE also expects that it will compete against established vendors within the IP-telephony, mobility, fixed-mobile convergence and unified communications markets.  These companies may incorporate other competitive technologies into their product offerings, whether developed internally or by third parties.  For the foreseeable future, substantially all of AE’s competitors are likely to be larger, better-financed companies that may develop products superior to AE’s proposed products, which could create significant competitive advantages for those companies.  AE’s future success depends on its ability to compete effectively with its competitors.  As a result, AE may have difficulty competing with larger, established competitors.  Generally, these competitors have:

•	substantially greater financial, technical and marketing resources;

•	a larger customer base;

•	better name recognition; and

•	more expansive product offerings.

These competitors are likely to command a larger market share than AE, which may enable them to establish a stronger competitive position, in part, through greater marketing opportunities.  Further, AE’s competitors may be able to respond more quickly to new or emerging technologies and changes in user preferences and to devote greater resources to developing and operating networks of affinity websites.  These competitors may develop products or services that are comparable or superior.  If AE fails to address competitive developments quickly and effectively, AE may not be able to remain a viable entity.

If AE is not able to adequately protect its patented rights, its operations would be negatively impacted.

AE’s ability to compete largely depends on the superiority, uniqueness and value of its technology and intellectual property.  To protect its intellectual property rights, AE will rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with its employees and third parties, and protective contractual provisions.  AE can give no assurances that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against it or that any such assertions or prosecutions will not materially adversely affect its business.

Regardless of whether these or any future claims are valid or can be successfully asserted, defending against such claims could cause AE to incur significant costs, could jeopardize or substantially delay a successful outcome in any future litigation, and could divert resources away from its other activities.  In addition, assertion of infringement claims could result in injunctions that prevent AE from distributing its products.  In addition to challenges against AE’s existing patents, any of the following could also reduce the value of AE’s intellectual property now, or in the future:

•	AE’s applications for patents, trademarks and copyrights relating to its business may not be granted and, if granted, may be challenged or invalidated;

•	issued trademarks, copyrights, or patents may not provide AE with any competitive advantages;

•	AE’s efforts to protect AE’s intellectual property rights may not be effective in preventing misappropriation of AE’s technology; or

•	AE’s efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those AE develops.

Also, AE may not be able to effectively protect its intellectual property rights in certain foreign countries where AE may do business in the future or from which competitors may operate.  Obtaining patents will not necessarily protect AE technology or prevent AE’s international competitors from developing similar products or technologies.  AE’s inability to adequately protect its patented rights would have a negative impact on its operations and revenues.

In addition, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights in Internet-related businesses are uncertain and still evolving.  Because of the growth of the Internet and Internet related businesses, patent applications are continuously and simultaneously being filed in connection with Internet-related technology.  There are a significant number of U.S. and foreign patents and patent applications in AE’s areas of interest, and AE believes that there has been, and is likely to continue to be, significant litigation in the industry regarding patent and other intellectual property rights

The burdens of being a public company may adversely affect AE’s ability to pursue litigation.

As a public company, AE’s management must devote substantial time, attention and financial resources to comply with U.S. securities laws.  This may have a material adverse effect on management’s ability to effectively and efficiently pursue litigation as well as AE’s other business initiatives.  In addition, AE’s disclosure obligations under U.S. securities laws require AE to disclose information publicly that will be available to future litigation opponents.  AE may, from time to time, be required to disclose information that will have a material adverse affect on its litigation strategies.  This information may enable AE’s litigation opponents to develop effective litigation strategies that are contrary to AE’s interests.

The current regulatory environment for AE’s services remains unclear.

AE can give no assurance that its planned product offerings will be in compliance with local, state and/or U.S. federal laws or other laws.  Further, AE can give no assurance that AE will not unintentionally violate such laws or that such laws will not be modified, or that new laws will be enacted in the future which would cause AE to be in violation of such law.  The use of the Internet and private IP networks to provide voice, video and other forms of real-time, two-way communications services is a relatively recent development.  Although the provisioning of such services is currently permitted by U.S. law and is largely unregulated within the United States, several foreign governments have adopted laws and/or regulations that could restrict or prohibit the provisioning of voice communications services over the Internet or private IP networks.  More aggressive domestic or international regulation of the Internet in general, and Internet telephony providers and services specifically, may materially and adversely affect AE’s business, financial condition, operating results and future prospects, particularly if increased numbers of governments impose regulations restricting the use and sale of IP telephony services.

AE’s business greatly depends on the growth of mobile services, streaming video, file transfer and remote desktop and other next-generation Internet-based applications.

The Internet may ultimately prove not to be a viable commercial marketplace for such applications for a number of reasons, including:

•	unwillingness of consumers to shift to and use other such next-generation Internet-based audio applications;

•	refusal to purchase AE’s products;

•	perception by the licensees of product quality and performance;

•	limitations on access and ease of use;

•	congestion leading to delayed or extended response times;

•	inadequate development of Internet infrastructure to keep pace with increased levels of use; and

•	increased government regulations.

If the market AE’s mobile services, audio control of the Internet browser, file transfer and remote desktop does not grow as anticipated, AE’s business would be adversely affected.

While other next-generation Internet-based applications has grown rapidly in personal and professional use, there can be no assurance the adoption of AE’s product and services will grow at a comparable rate.

AE expects that it will experience long and unpredictable sales cycles, which may impact its operating results.

AE expect that its sales cycles will be long and unpredictable due to a number of uncertainties such as:

•	the need to educate potential customers about AE’s patent rights and AE’s product and service capabilities;

•	customers’ willingness to invest potentially substantial resources and infrastructures to take advantage of AE’s products;

•	customers’ budgetary constraints;

•	the timing of customers’ budget cycles; and

•	delays caused by customers’ internal review processes.

AE expects that it will be substantially dependent on a concentrated number of customers.

If AE is unable to establish, maintain or replace its relationships with customers and develop a diversified customer base, AE’s revenues may fluctuate and AE’s growth may be limited.

If AE does not successfully develop its planned products and services in a cost-effective manner to customer demand in the rapidly evolving market for Internet and IP-based communications services, AE’s business may fail.

The market for communications services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, and frequent new service and product introductions.  AE’s future success will depend, in part, on its ability to use new technologies effectively, to continue to develop its technical expertise, to enhance its existing services and to develop new services that meet changing customer needs on a timely and cost-effective basis.  AE may not be able to adapt quickly enough to changing technology, customer requirements and industry standards.  If AE fails to use new technologies effectively, to develop AE’s technical expertise and new services, or to enhance existing services on a timely basis, either internally or through arrangements with third parties, AE’s product and service offerings may fail to meet customer needs, which would adversely affect AE’s revenues and prospects for growth.

In addition, if AE is unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, AE could lose customers, strategic alliances and market share.  Sudden changes in user and customer requirements and preferences, the frequent introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render AE’s existing products, services and systems obsolete.  The emerging nature of products and services in the technology and communications industry and their rapid evolution will require that AE continually improves the performance, features and reliability of AE’s products and services.  AE’s success will depend, in part, on AE’s ability to:

•	design, develop, launch and/or license AE’s planned products, services and technologies that address the increasingly sophisticated and varied needs of AE’s prospective customers; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of AE’s planned products and services and other patented technology involves significant technological and business risks and requires substantial expenditures and lead-time.  AE may be unable to use new technologies effectively.  Updating AE’s technology internally and licensing new technology from third parties may also require AE to incur significant additional expenditures.

If AE’s products do not gain market acceptance, AE may not be able to fund future operations.

A number of factors may affect the market acceptance of AE’s planned products or any other products AE develops or acquires, including, among others:

•	the price of AE’s products relative to other products that seek to secure real-time communication;

•	the perception by users of the effectiveness of AE’s products;

•	AE’s ability to fund AE’s sales and marketing efforts; and

•	the effectiveness of AE’s sales and marketing efforts.

If AE’s products do not gain market acceptance, AE may not be able to fund future operations, including the development of new products and/or AE’s sales and marketing efforts for AE’s current products, which inability would have a material adverse effect on AE’s business, financial condition and operating results

AE’s products are highly technical and may contain undetected errors, which could cause harm to AE’s reputation and adversely affect AE’s business.

AE’s products are highly technical and complex and, when deployed, may contain errors or defects.  Despite testing, some errors in AE’s products may only be discovered after a product has been installed and used by customers.  Any errors or defects discovered in AE’s products after commercial release could result in failure to achieve market acceptance, loss of revenue or delay in revenue recognition, loss of customers and increased service and warranty cost, any of which could adversely affect AE’s business, operating results and financial condition.  In addition, AE could face claims for product liability, tort or breach of warranty.  The performance of AE’s products could have unforeseen or unknown adverse effects on the networks over which they are delivered as well as on third-party applications and services that utilize AE’s services, which could result in legal claims against us, harming AE’s business.  Furthermore, AE expects to provide implementation, consulting and other technical services in connection with the implementation and ongoing maintenance of AE’s products, which typically involves working with sophisticated software, computing and communications systems.  AE expects that its contracts with customers will contain provisions relating to warranty disclaimers and liability limitations, which may not be upheld.  Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of AE and its products.  In addition, if AE’s business liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, AE’s business, operating results and financial condition could be adversely impacted.

Malfunctions of third-party communications infrastructure, hardware and software expose AE to a variety of risks we cannot control.

AE’s business will depend upon the capacity, reliability and security of the infrastructure owned by third parties that AE will use to deploy its offerings.  AE has no control over the operation, quality or maintenance of a significant portion of that infrastructure or whether or not those third parties will upgrade or improve their equipment.  AE depends on these companies to maintain the operational integrity of AE’s connections.  If one or more of these companies is unable or unwilling to supply or expand its levels of service to us in the future, AE’s operations could be severely interrupted.  Also, to the extent the number of users of networks utilizing AE’s future products suddenly increases, the technology platform and secure hosting services which will be required to accommodate a higher volume of traffic may result in slower response times or service interruptions.  System interruptions or increases in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of the networks to users.  In addition, users depend on real-time communications; outages caused by increased traffic could result in delays and system failures.  These types of occurrences could cause users to perceive that AE’s solution does not function properly and could therefore adversely affect AE’s ability to attract and retain licensees, strategic partners and customers.

System failure or interruption or AE’s failure to meet increasing demands on AE’s systems could harm AE’s business.

The success of AE’s license and service offerings will depend on the uninterrupted operation of various systems, secure data centers, and other computer and communication networks that AE establishes.  To the extent the number of users of networks utilizing AE’s future products suddenly increases, the technology platform and hosting services which will be required to accommodate a higher volume of traffic may result in slower response times, service interruptions or delays or system failures.  AE’s systems and operations will also be vulnerable to damage or interruption from:

•	power loss, transmission cable cuts and other telecommunications failures;

•	damage or interruption caused by fire, earthquake, and other natural disasters;

•	computer viruses or software defects; and

•	physical or electronic break-ins, sabotage, intentional acts of vandalism, terrorist attacks and other events beyond AE’s control.

System interruptions or failures and increases or delays in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of the networks to users.  These types of occurrences could cause users to perceive that AE’s solution does not function properly and could therefore adversely affect AE’s ability to attract and retain licensees, strategic partners and customers.

AE’s ability to sell its solutions will be dependent on the quality of AE’s technical support, and AE’s failure to deliver high-quality technical support services could have a material adverse effect on AE’s sales and results of operations.

If AE does not effectively assist its customers in deploying its products, succeed in helping its customers quickly resolve post-deployment issues and provide effective ongoing support, or if potential customers perceive that AE may not be able achieve to the foregoing, AE’s ability to sell its products would be adversely affected, and its reputation with potential customers could be harmed.  In addition, as AE expands its operations internationally, its technical support team will face additional challenges, including those associated with delivering support, training and documentation in languages other than English.  As a result, AE’s failure to deliver and maintain high-quality technical support services to its customers could result in customers choosing to use AE’s competitors’ products in the future.

AE will need to recruit and retain additional qualified personnel to successfully grow its business.

AE’s future success will depend in part on its ability to attract and retain qualified operations, marketing and sales personnel as well as engineers.  Inability to attract and retain such personnel could adversely affect AE’s business.  Competition for engineering, sales, marketing and executive personnel is intense, particularly in the technology and Internet sectors.  AE can provide no assurance that it will attract or retain such personnel.

Growth of internal operations and business may strain AE’s financial resources.

AE may need to significantly expand the scope of its operating and financial systems in order to build its business.  AE’s growth rate may place a significant strain on its financial resources for a number of reasons, including, but not limited to, the following:

•	the need for continued development of its financial and information management systems;

•	the need to manage relationships with future licensees, resellers, distributors and strategic partners;

•	the need to hire and retain skilled management, technical and other personnel necessary to support and manage AE’s business; and

•	the need to train and manage its employee base.

The addition of new infrastructure services, networks, vertical categories and affinity websites and the attention they demand, may also strain AE’s management resources.

Risks Related to the Market for AE’s Common Stock

The market price and trading volume of AE securities may be limited or volatile and may face negative pressure.

There is currently no trading market for AE’s shares of common stock.  Investors may decide to dispose of some or all of the AE’s common stock that they receive in the spin-off.  It is expected that AE’s common stock issued in the spin-off will be trading publicly for the first time at some date following the effective date of the Separation although no assurance can be given as to such date or that such trading will occur at all.  Until, and possibly even after, orderly trading markets develop for these securities, there may be significant fluctuations in price.  It is not possible to accurately predict how investors in AE’s securities will behave after a trading market develops.  The market price for AE’s common stock following the spin-off may be more volatile than the market price of CMGO’s common stock before the spin-off.  The market price of AE’s common stock could fluctuate significantly for many reasons, including the risks identified in this proxy statement/prospectus or reasons unrelated to AE’s performance.  These factors may result in short- or long-term negative pressure on the value of the AE’s common stock.

AE stock price may be volatile, and purchasers of our common stock could incur substantial losses.

If and when a trading market for AE stock occurs, AE stock price may be volatile.  The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies.  As a result of this volatility, investors may not be able to sell their common stock.  The market price for AE common stock may be influenced by many factors, including, but not limited to:

•	regulatory developments in the United States and foreign countries where we operate;

•	the recruitment or departure of key personnel;

•	quarterly or annual variations in AE financial results or those of companies that are perceived to be similar to AE;

•	market conditions in the industries in which AE competes and issuance of new or changed securities;

•	analysts’ reports or recommendations;

•	the failure of securities analysts to cover AE common stock or changes in financial estimates by analysts;

•	the inability to meet the financial estimates of analysts who follow AE common stock;

•	the issuance of any additional securities by AE;

•	investor perception of AE and of the industry in which AE competes; and

•	general economic, political and market conditions.

A substantial number of shares of AE common stock may be sold into the market at any time.  This could cause the market price of our common stock to drop significantly, even if our business is doing well.

All of the shares being registered pursuant to AE’s registration statement will be freely tradable without restrictions or further registration under the federal securities laws, except for shares owned by AE’s “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).  The remaining shares of common stock outstanding after the effective date of this registration statement, including the shares issued in the Share Exchange are restricted securities as defined in Rule 144 under the Securities Act.  Restricted securities may be sold in the U.S. public market only if registered under the Securities Act or if they qualify for an exemption from registration, including by reason of Rule 144 under the Securities Act.  All of AE’s restricted shares will be eligible for sale in the public market beginning after the effective date, provided that such restricted shares have been held for at least six months, subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144.  Sales of a substantial number of shares of AE’s common stock, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of AE’s common stock.

Risks Relating to AE’s Charter Documents and Capital Structure

The concentration of AE capital stock ownership among its largest stockholders and their affiliates, will limit AE’s other stockholders’ ability to influence corporate matters.

The current shareholders of AEAC will own not less than 80% of AE’s outstanding common stock, before giving effect to any shares issued or issuable in connection with any financing of AE.  Consequently, these shareholders will have significant influence over all matters that require approval by AE’s stockholders, including the election of directors and approval of significant corporate transactions.  This concentration of ownership will limit a stockholder’s ability to influence corporate matters, and as a result, actions may be taken that a stockholder may not view as beneficial.

Provisions of AE’s Certificate of Incorporation and by-laws could discourage potential acquisition proposals and could deter or prevent a change in control.

Some provisions in AE’s articles of incorporation and by-laws, as well as statutes, may have the effect of delaying, deferring or preventing a change in control.  These provisions, including those providing for the possible issuance of shares of AE preferred stock, which may be divided into series and with the preferences, limitations and relative rights to be determined by the Board of Directors, and the right of the board of directors to amend the by-laws, may make it more difficult for other persons, without the approval of AE’s board of directors, to make a tender offer or otherwise acquire a substantial number of shares of AE common stock or to launch other takeover attempts that a stockholder might consider to be in his or her best interest.  These provisions could limit the price that some investors might be willing to pay in the future for shares of AE’s common stock.

Delaware law may delay or prevent takeover attempts by third parties and therefore inhibit AE’s stockholders from realizing a premium on their stock.

AE will be subject to the anti-takeover provisions of Section 203 of the DGCL.  This section prevents any stockholder who owns 15% or more of AE’s outstanding common stock from engaging in certain business combinations with AE for a period of three years following the time that the stockholder acquired such stock ownership unless certain approvals were or are obtained from AE’s board of directors or the holders of 66 2/3% of AE’s outstanding common stock (excluding the shares of AE common stock owned by the 15% or more stockholder).  AE’s board of directors can use these and other provisions to discourage, delay or prevent a change in the control of AE or a change in AE’s management.  Any delay or prevention of a change of control transaction or a change in AE’s board of directors or management could deter potential acquirors or prevent the completion of a transaction in which AE’s stockholders could receive a substantial premium over the then current market price for their shares.  These provisions could also limit the price that investors might be willing to pay for shares of AE common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference herein contain forward-looking statements and information.  Any statements that do not relate to historical or current facts or matters are forward-looking statements.

Examples of forward-looking statements include all statements regarding the expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, budgets, the impact of reductions in reimbursements and other changes in government reimbursement programs, the timing and impact of the Separation, the expected amounts and timing of dividends and distributions, the expected or intended tax treatment for the Separation and transactions related thereto, the outcome and costs of litigation, projected expenses and capital expenditures, competitive position, growth opportunities and potential acquisitions, plans and objectives of management for future operations and compliance with and changes in governmental regulations.  You can identify some of the forward-looking statements by the use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “may” and other similar expressions, although not all forward-looking statements contain these identifying words.

You are cautioned that any forward-looking statements made in this proxy statement/prospectus or the documents incorporated by reference herein are not guarantees of future performance and that you should not place undue reliance on any of such forward-looking statements.  The forward-looking statements are based on the information currently available and are applicable only as of the date on the cover of this proxy statement/prospectus or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements.  You should carefully consider the risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including those set forth under the heading “Risk Factors” and those described in CMGO’s filings with the SEC, including CMGO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and CMGO’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2011.  Neither CMGO nor AE intend, nor do they undertake any obligation, to update the forward-looking statements to reflect future events or circumstances.

INFORMATION ABOUT THE SPECIAL MEETING OF CMGO STOCKHOLDERS

This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by CMGO’s board of directors for use at the special meeting for the purposes described in this proxy statement/prospectus and in the accompanying notice of special meeting of stockholders.

 Date, Time and Place of the Special Meeting

The special meeting will be held on ______________, 2010 at _______________________, Miami Florida, 33137, at 9:30 a.m., local time, and at any adjournment or postponement thereof.

 Purpose of the Special Meeting

At the special meeting, you will be asked to consider and vote on the following proposals:

•	a proposal to approve the Separation and ratify the Master Agreement (Proposal No. 1);

•
a proposal to adjourn the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Separation (Proposal No. 2); and

•	such other business as may properly come before the special meeting or any postponement or adjournment thereof.

 Recommendation of the Board of Directors of CMGO

The board of directors of CMGO has unanimously approved the Separation, including the Master Agreement, and has determined that these actions are advisable and in the bests interests of CMGO and its stockholders.  CMGO’s board of directors unanimously recommends that CMGO stockholders vote “FOR” Proposal No.  1 to approve the Separation, and “FOR” Proposal No. 2 to approve adjournment of the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Separation or adopt the agreement and plan of merger.

 Vote Required

The Separation.  The affirmative vote of a majority of outstanding shares of CMGO common stock present, either in person or represented by proxy, at the special meeting and entitled to vote on the proposal is required to approve the Separation.  If you “ABSTAIN” from voting on approval of the Separation, the effect will be the same as a vote against the Separation.  Shareholder approval of the Separation is not required by applicable law, although it is a condition to the completion of the Separation.  See “The Proposals—Proposal No.  1—Approval of the Separation—Conditions to the Separation.” CMGO will not complete the Separation as contemplated in this proxy statement/prospectus if CMGO’s stockholders do not approve the Separation at the special meeting.  However, if shareholder approval is not obtained, CMGO reserves the right to consider, and implement without stockholder approval if permitted by applicable law, other restructuring plans in the future, and such plans may be substantially similar to the transactions proposed in this proxy statement/prospectus.

Adjournment of the Special Meeting.  The affirmative vote of a majority of outstanding shares of CMGO common stock present, either in person or represented by proxy, at the special meeting and entitled to vote on the proposal is required to adjourn the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Separation.  If you “ABSTAIN” from voting on the adjournment, the effect will be the same as a vote against the adjournment of the special meeting.

 Record Date; Shares Entitled to Vote; Quorum

Only shareholders of record at the close of business on _____________, 2011, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting.  At the close of business on the record date for the special meeting, __________ shares of CMGO common stock were outstanding and entitled to vote.  The holders of a majority in voting power of the outstanding shares of CMGO common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting and any adjournments or postponements thereof.

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the directions provided to you to have your shares voted at the special meeting.  If you do not instruct your broker, your broker will generally not have the discretion to vote your shares without your instructions on matters that are not considered routine.  CMGO believes that the Separation proposal is considered not to be a routine matter.  Therefore, your broker cannot vote shares of CMGO common stock that it holds in “street name” on any of the proposal unless you return the voting instruction form you received from your broker.  Accordingly, CMGO does not believe that there will be any broker non-votes occurring in connection with any of the proposals at the special meeting.  Please note, however, that if you properly return the voting instruction form to your broker but do not indicate how you want your shares to be voted, CMGO believes your shares generally will be voted “FOR” all of the proposals listed in the notice for the special meeting.

Other Matters

As of the date of this proxy statement/prospectus, the board of directors of CMGO is not aware of any business to be acted upon at the special meeting of CMGO stockholders other than as described in this proxy statement/prospectus.  If any other matters should properly come before the special meeting, or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on such other matters in accordance with their best judgment.

 To Attend the Special Meeting of CMGO Shareholders

Only shareholders as of the close of business on the record date for the special meeting, authorized proxy holders and CMGO’s guests may attend the special meeting.  Your name will be verified against the list of shareholders of record on the record date for the special meeting prior to your being admitted to the special meeting.  If you are not a shareholder of record but hold shares in “street name” through a bank, broker or other nominee, you should provide proof of beneficial ownership on the record date for the special meeting, such as your most recent account statement, a copy of the voting instruction card provided by your bank, broker or nominee, or other similar evidence of ownership.  If you do not comply with the procedures outlined above, you will not be admitted to the special meeting.

If you attend the special meeting in person, you will be permitted to vote your shares in person rather than signing and returning your proxy card or providing other proxy or voting instructions.  Please note, however, that if your shares are held in “street name,” you may not vote your shares in person at the special meeting unless you receive a “legal proxy” from your bank, broker or other nominee giving you the right to vote the shares at the special meeting.

 Communications by CMGO Shareholders with CMGO

Any written revocation of a proxy or other communications in connection with this proxy statement/prospectus and any requests for additional copies of this proxy statement/prospectus or the proxy card should be addressed to CMG Holdings Group, Inc., 5601 Biscayne Boulevard, Miami, Florida 33137, Attention: Investor Relations.  If you have any questions or need further assistance in voting your shares of CMGO common stock, please call CMGO at 305-751-0558.

Your vote is important.  Please sign, date and return your proxy card or submit your proxy and/or voting instructions by telephone or through the Internet promptly.

THE PROPOSALS

 Overview of the Separation

Pursuant to the restructuring plan approved by the board of directors of CMGO to separate out AE, upon satisfaction or waiver of the conditions to the Separation, CMGO will effect the Separation by distributing to its stockholders on a pro rata basis 5% of the outstanding shares of AE common stock and completing the Share Exchange with the shareholders of AEAC.  Each CMGO shareholder as of the record date for the Separation will receive _____ share of AE common stock for every _____ shares of CMGO common stock such shareholder owns on this record date based on _____ shares outstanding as of ____________________.  In connection with both the Separation, cash will be paid in lieu of fractional shares.  The Separation is expected to occur in the fourth quarter of 2011.

Reasons for the Separation

CMGO’s board of directors believes that separating a significant portion of AE from the remainder of CMGO is in the best interests of CMGO and its shareholders.  In connection with the purchase of AE by CMGO, the former stockholders of AE retained Rights to receive cash from the exploitation of AE’s technology.  These rights consist of 50% of any cash received from income earned, settlements or judgments directly resulting from AE’s patent strategy, net of any direct costs on tax implications incurred in payment of the patent strategy.  Additionally, the former stockholders are entitled to a share of AE’s net income for 2010, 2011, 2012 and 2013 based on a specified formula.  CMGO also has issued Senior Notes in an aggregate principal amount of $1,075,000 which CMGO may be unable to service.  The Senior Notes are secured by all of the assets of CMGO, including AE.  The existence of the Rights and the obligations under the Senior Notes has made it difficult for CMGO to finance its business plan including exploiting AE’s technology.  The holders of the Rights have contributed the Rights to AEAC.  Pursuant to the Master Agreement, AE will acquire all of the capital stock of AEAC and AEAC will be required to arrange for the release of CMGO under the Senior Notes, probably through the purchase of the Senior Notes by AEAC, its shareholders and/or other persons whose participation may be arranged by AEAC.  Additionally, such separation is expected to:

•
improve strategic planning, increase management focus and streamline decision-making by providing the flexibility to implement the unique strategic plans of each company and to respond more effectively to different financial needs of each company and the changing economic environment; and

•	allow CMGO and AE to adopt the capital structure, investment policy and dividend policy best suited to each business’ financial profile and business needs.

•	eliminate the financial overhang to AE from the existence of the Rights.

•	Extinguish CMGO’s obligations under the Senior Notes and the risk to CMGO from the enforcement by the holders of the Senior Notes.

Finally, CMGO has been unable or unwilling to fund AE’s operations and its negative cash flows.  AE has been funded by AE’s President, Nathaniel Bradley, through a series of loans evidenced by the Funding Notes currently in the aggregate principal amount of approximately $1,084,223.72..  The terms of the Funding Notes are as follows: Principal and interest convertible to common stock of AE within 24 months at $0.25 per share; annual interest rate of 7%.  Mr. Bradley has indicated that he does not intend to continue providing funding to AE unless the Separation is approved.

The CMGO board of directors considered a number of potentially negative factors in evaluating the separation, including risks relating to the creation of a new public company and possible increased costs and one-time separation costs, but concluded that the potential benefits of the separation outweighed these factors.

 Regulatory Approvals Required for the Separation

CMGO does not believe that any other material federal or state regulatory approvals will be required in connection with the Separation.

PROPOSAL NO. 1—APPROVAL OF THE SEPARATION

Holders of CMGO common stock are being asked to approve the Separation.  CMGO shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Separation.

 Manner of Effecting the Separation

In the event CMGO shareholders approve the Separation, each CMGO stockholder as of the record date for the Separation will receive ___ share of AE common stock for every _____ shares of CMGO common stock such stockholder owns on this record date.  The timing of the Separation will ultimately depend upon the satisfaction or waiver of certain conditions, including obtaining stockholder approval of the Separation and completing the debt financing transactions.  See “—Conditions to the Separation.”

Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, 303-282-4800, will serve as the distribution agent for the Separation.  On the distribution date for the Separation, , CMGO’s transfer agent will electronically issue shares of AE common stock to holders of CMGO common stock who hold such shares on the record date for the Separation, or to such stockholders’ bank, broker or other nominee on such stockholders’ behalf by way of direct registration in book-entry form.  As soon as practicable after the distribution date for the Separation, an account statement will be mailed to each holder of CMGO common stock who holds such shares on the record date for the Separation, stating the number of shares of AE common stock received by such stockholder in the Separation.  All shares of AE common stock so distributed will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights.  See “Description of AE Capital Stock.”

No fractional shares of AE common stock will be issued in connection with the Separation.  Instead, in the case of a fractional share, there will be a rounding up to the next whole share with the aggregate amount of the additional shares to be so issued to reduce the amount of shares otherwise to be retained by CMGO.

CMGO shareholders will not be required to pay for shares of AE common stock received in the Separation, to surrender or exchange shares of CMGO common stock in order to receive shares of AE common stock, or to take any other action in connection with the Separation.  For an explanation of the U.S. federal income tax consequences of the Separation, including the effect of receiving AE common stock, cash in lieu of fractional shares and/or the cash distribution, see “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences of the Separation—U.S. Holders of CMGO Common Stock.”

In order to be entitled to receive shares of AE common stock in the Separation, you must be a holder of CMGO common stock at the close of business on the record date for the Separation.  The board of directors of CMGO has not yet set a record date for the Separation but will do so after the special meeting.

In connection with the Separation, AE and CMGO will enter into a number of agreements that govern the Separation and the ongoing relationship between the two companies.  See “Relationship Between AE CMGO After the Separation.”

 Management of AE

It is expected that the current management team of AE will continue to serve after the Separation.  The management team includes Nathaniel Bradley, Chief Executive Officer, and Sean Bradley, Chief Technical Officer.

Interests of Certain Persons in the Separation

As of the record date for the special meeting, directors and executive officers of CMGO beneficially owned approximately ___% of the outstanding shares of CMGO common stock.  Directors and executive officers of AE who own shares of CMGO common stock as of the record date for the Separation will receive a distribution of shares of AE common stock and the cash distribution on the same basis as other CMGO stockholders.  See “Security Ownership of Certain Beneficial Owners and Management.”

Additionally, certain executive officers of AE currently own a majority of the shares of AEAC and will become majority shareholders of AE upon the Separation as a result of the Share Exchange.  See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERSHIP AND MANAGEMENT.”

 Market for AE Common Stock; Trading of AE Common Stock Following the Separation

There is no current public market for AE common stock at some date after the Separation.  AE expects to have the shares of its common stock to be issued in connection with the Separation to be traded on the OTCQB, OTC Bulletin Board, on the BX Venture Market established by NASDAQ, although no assurances can be given as to whether or when such trading may occur.

Immediately following the Separation, AE is expected to have 30,000,000 shares of common stock issued and outstanding.  No shares of preferred stock of AE will be issued or outstanding at the time of the Separation.

 Conditions to the Separation

The Separation is conditioned upon the satisfaction or waiver of the following conditions:

•	CMGO’s shareholders shall have approved the Separation;

•	the restructuring of CMGO’s business as described in this proxy statement/prospectus shall have been completed;

•
no stop order shall be in effect with respect to AE’s registration statement on Form S-1 filed with the SEC to register under the Securities Act the distribution of shares of AE common stock in the Separation;

•	CMGO and AE shall have obtained all material authorizations, consents, approvals and clearances of third parties to complete the Separation;

•
no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect preventing the consummation of the Separation;

•	the obligations of CMGO under the Senior Notes will be extinguished;

•	the Consulting Agreement and the Royalty Agreement shall have been executed and delivered by AE and CMGO; and

•	no litigation or proceeding challenging or seeking to restrain the Separation shall be pending or threatened.

The fulfillment of the foregoing conditions will not create any obligation on CMGO’s part to effect the Separation.  In the event of any waiver of a material condition or abandonment, deferral or modification of the Separation, CMGO will provide its stockholders with additional written offering/proxy materials or a revised proxy statement/prospectus or will make other requisite filings with the SEC, as appropriate, if CMGO determines that the event or events constitute a material change to this proxy statement/prospectus.

 Absence of Appraisal Rights

CMGO shareholders will not be entitled to dissenters’ or appraisal rights as a result of the Separation.

THE BOARD OF DIRECTORS OF CMGO UNANIMOUSLY RECOMMENDS THAT CMGO SHAREHOLDERS VOTE “FOR” PROPOSAL NO.  1 TO APPROVE THE SEPARATION.

PROPOSAL NO. 2 – APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING

If there are insufficient votes at the time of the special meeting to approve Proposal No. 1, the Separation, CMGO may propose to adjourn the special meeting to a later date, if necessary, to solicit additional proxies.

THE BOARD OF DIRECTORS OF CMGO UNANIMOUSLY RECOMMENDS THAT HOLDERS OF CMGO COMMON STOCK VOTE “FOR” PROPOSAL NO. 2 TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING.

RELATIONSHIP BETWEEN CMGO AND AE AFTER THE SEPARATION

 The Royalty Agreement

AE will pay CMGO 10% of cash received from income earned, settlement on judgments directly resulting from AE’s patent enforcement and decisive strategy whether received by AE or any of its affiliates, net of any direct costs or tax implications incurred in pursuit of such strategy as they relate to the patents described in the Master Agreement.

 The Services Agreement

Without duplication of amounts payable under the Royalty Agreement, CMGO will receive a commission of 7.5% of all revenues received by AE after the closing from all business, clients or other sources of revenue procured by CMGO or its employees, officers or subsidiaries and directed to AE and 10% of net revenues obtained from a specified customer.  Within 90 days of the closing date, AE will deliver to CMGO 0.05% of AE’s outstanding capital stock as of the closing date as an initial services fee.

DESCRIPTION OF MATERIAL INDEBTEDNESS

As a condition to the Separation, AE will be required to assume or otherwise pay the obligations under the Senior Notes.  Additionally, AE will be obligated to repay the Funding Notes issued to Nathaniel Bradley, AE’s Chief Executive Officer, to evidence amounts loaned by him to AE to fund its operations which as of the date of this prospectus/proxy statement are in the aggregate amount of $1,084,223.72.  The terms of the Funding Notes are as follows: Principal and interest convertible to common stock of AE within 24 months at $0.25 per share; annual interest rate of 7%

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes certain United States federal income tax consequences of the Separation.  The discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to the CMGO stockholders or CMGO.  The discussion applies only to United States persons, not to foreign stockholders (as defined below), except as specifically set forth.  The consequences to any particular stockholder may differ depending upon that stockholder’s own circumstances and tax position.  The discussion deals only with shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not address matters that may be relevant to stockholders in light of their particular circumstances.  It also does not address matters that may be relevant to certain stockholders subject to special treatment under the Code, such as financial institutions, insurance companies, S corporations, partnerships and other pass-through entities, trusts, stockholders liable for the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, tax-exempt organizations, U.S. expatriates, directors, employees, former employees or other persons who acquired their shares as compensation, including upon the exercise of employee stock options, and persons who are holding shares as part of a straddle, conversion, constructive sale, hedge or hedging or other integrated transaction. The discussion does not consider the effect of any applicable estate tax, gift tax, state, local or foreign tax laws.  In addition, this discussion is based upon the Code, applicable U.S. Treasury regulations, administrative pronouncements and judicial decisions in effect on the date of this document, all of which are subject to change, possibly with retroactive effect.  Each stockholder is urged to consult his or her tax advisor as to the particular tax consequences to such stockholder of the distribution, including the applications of state, local and foreign tax laws and possible tax law changes.

TO COMPLY WITH IRS CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE MATTERS ADDRESSED BY THE WRITTEN ADVICE HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

 Consequences to CMGO.

CMGO will recognize gain on the exchange of AE shares for shares of AEAC and other consideration received to the extent that the value of the AEAC shares and other consideration received exceed the tax basis of the AE shares exchanged therefor.  The distribution of AE shares to CMGO shareholders will also give rise to gain to the extent that the fair market value of such AE shares exceeds their tax basis to CMGO. (Additional gain to CMGO may also arise under the consolidated return regulations to the extent of the excess loss account, if any, with respect to AE as a subsidiary of CMGO.) This gain will be included in determining whether CMGO has current year “earnings and profits.”  If the gain results in CMGO having current year earnings and profits (and accumulated earnings and profits), it will affect the tax treatment of the distribution to CMGO stockholders as described below.

 Consequences to CMGO Shareholders.

A CMGO shareholder will be treated as having received a distribution in an amount equal to the sum of the fair market value on the distribution date of AE shares distributed to such stockholder and any cash received in lieu of fractional shares.  This distribution will be taxable as a dividend to the extent of CMGO’s current year earnings and profits (and accumulated earnings and profits, if any) allocable to such stockholder’s CMGO shares.  For certain U.S. non-corporate taxpayers, dividend income is currently taxed for federal income tax purposes at the same rate as net long-term capital gain.  The excess of the fair market value of AE shares and any cash received over the allocable portion of CMGO’s current year and accumulated earnings and profits, if any, will be treated first as a non-taxable return of capital causing a reduction (but not below zero) in the adjusted tax basis in the stockholder’s CMGO shares, with any remaining excess taxable as capital gain.  CMGO is presently unable to make a determination as to whether the gain to CMGO from the exchange and distribution will result in CMGO having current year earnings and profits such that all or a portion of the amounts treated as a distribution will be taxed as a dividend.  The shareholder’s basis in AE shares received in the distribution will generally equal the fair market value of such shares as of the distribution date.  The shareholder’s holding period with respect to CMGO shares received will begin on the distribution date.

The actual tax impact of the distribution will be affected by a number of factors that are unknown at this time, including CMGO’s final taxable income loss for 2011, the gain CMGO recognizes upon the exchange and distribution and the fair market value on the distribution date of the AE shares distributed to you.  Thus, a definitive calculation of the U.S. federal income tax impact on you from the distribution will not be possible until after the close of CMGO’s 2011 taxable year.  CMGO will notify you after year-end 2011 of the tax attributes and amount of the distribution to you on IRS Form 1099-DIV.

Special Rules Applicable to Corporate Shareholders.

To the extent that the distribution to a corporate shareholder is treated as a dividend under the rules described above, such stockholder may be eligible for the dividends received deduction.  The dividends received deduction is subject to certain limitations.  Corporate stockholders should consult their own tax advisors as to the tax consequences of dividend treatment in their particular circumstances.

 Federal Income Tax Withholding.

To prevent backup federal income tax withholding equal to 28% of the distribution, each non-corporate shareholder who is not a foreign stockholder (as defined below) and who does not otherwise establish an exemption from backup withholding must notify the distribution agent of the stockholder’s correct taxpayer identification number (employer identification number or social security number), or certify that the taxpayer is awaiting a taxpayer identification number, and provide certain other information by completing, under penalties of perjury, Internal Revenue Service (“IRS”) Form W-9.  Failure to timely provide the correct taxpayer identification number on Form W-9 may subject such stockholder to a $50 penalty imposed by the IRS.  A shareholder that is a foreign shareholder should generally complete and sign an appropriate IRS Form W-8BEN in order to avoid backup withholding.  For this purpose, a “foreign stockholder” is any stockholder that is not:

•	an individual citizen or resident of the United States,

•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes), partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof,

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of the income, or

•
a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions or which has elected to be treated as a United States person.

 Consequences for Foreign Shareholders.

The treatment, for U.S. federal income tax purposes, of the distribution as a dividend, a tax-free return of capital or as capital gain for foreign shareholders will be determined in the manner described above under the caption “Consequences to the CMGO Shareholders.”  To the extent that amounts received by a foreign shareholder are treated as dividends, such dividends will generally be subject to withholding of United States federal income tax at the rate of 30%, or such lower rate as may be specified by an applicable income tax treaty or other exemption, provided CMGO has received proper certification of the application of such income tax treaty.  A foreign shareholder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.  Amounts treated as dividends that are effectively connected with a foreign shareholder’s conduct of a trade or business in the United States and, if provided in an applicable income tax treaty, are attributable to a permanent establishment in the United States, are not subject to U.S. federal withholding tax, but generally are instead taxed in the manner applicable to U.S. persons, as described above.  In that case, CMGO will not have to withhold U.S. federal withholding tax if the foreign shareholder complies with the applicable certification and disclosure requirements.  In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the distribution agent before any payment is made to the shareholder a properly completed and executed IRS Form W-8BEN with respect to the foreign shareholder and, in the case of a foreign stockholder that is neither an individual nor a corporation, the foreign shareholder may be required to deliver both a Form W-8IMY and an appropriate Form W-8BEN or Form W-9 with respect to the partners, members, beneficiaries or owners (and their beneficial owners) of the foreign shareholder.  In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States or otherwise exempt, a foreign stockholder must deliver to the distribution agent before any payment is made to the shareholder a properly completed and executed IRS Form W-8ECI or IRS Form W-8EXP, as applicable.  CMGO and the distribution agent will determine a shareholder’s status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN, IRS Form W-8ECI or IRS Form W-8EXP) unless the facts and circumstances indicate that reliance is not warranted.

Because the distribution agent cannot determine whether distributions to a particular foreign shareholder will qualify for sale or exchange treatment, the distribution agent will withhold 30% of any gross payments made to a foreign shareholder (as if such payments were a dividend) unless a reduced rate of withholding or an exemption from withholding is applicable.  Foreign shareholders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty or other exemption and the manner of claiming the benefits of such treaty or other exemption.

Information Reporting

A copy of this prospectus will be provided to CMGO shareholders and to the IRS (except with respect to shareholders that are exempt from the information reporting rules, such as corporations).

DISTRIBUTION AND DIVIDEND POLICY

AE does not anticipate paying dividends on its common stock in the foreseeable future.  AE anticipates that any credit agreement it expects to enter will restrict AE’s ability to pay dividends or make distributions to its stockholders.  Any future determination to pay dividends will be at the discretion of the board of directors of AE and will depend on the financial position, results of operations, cash flows, capital requirements, debt covenants, applicable law and other factors as the board of directors of AE deems relevant.

BUSINESS OF AE

Corporate Overview and History

Founded in 2003, AE provides device embedded audio navigation and Internet content publication and distribution software that enables conversion of any media into accessible formats and allows for real time distribution to end users on any Internet connected device.  AE’s focus is to create a more comprehensive access to devices, Internet, print, broadcast and other media to all people regardless of their network connection, device, location, or disabilities.  AE’s solutions include comprehensive E-Learning and E-Commerce systems, as well as varieties of Internet publishing products and services that enable customers to create and deliver highly scalable web-based applications.

AE provides technology that facilitates information accessibility via the web, mobile phones, and other devices for all people, with a special emphasis on those that have physical, learning, or visual impairment, as well internet novices such as seniors, non-English readers, and children.  AE owns the “Method and Apparatus for Website Navigation by the Visually Impaired” and “Method and System for Audible Website Navigation” patent portfolios which protect the rights to its proprietary technology, AE believes this technology is an indispensable component of the internet accessibility industry as it exists today.

AE was acquired by CMGO in March 20, 2010.

Patents Overview – General

The U.S. Patent Act, 35 U.S.C. § 1 secures for a limited time to inventors the exclusive right to their discoveries.  A patent is a document issued by the federal government that grants to its owner a legally enforceable right to exclude others from practicing the invention described and claimed in the document.  The value of a patent is closely tied to the value of the technological contribution of the material disclosed within the patent.  Over the past three decades, patents have become the major asset class for many large corporations.  These intellectual property assets are an essential part of the corporations’ competitive advantage and the foundation for new products and even new industries.

Role Of Patents Within The Internet Accessibility Industry

Patent protection is one of the most important issues for many emerging companies such as AE that operate in the electronic commerce industry.  The software publishing industry exhibits a rapid rate of technological advancement and therefore patents play a key role in determining competitive positioning.  Small innovative software publishers often find that competitors have copied elements of their products and therefore diligent patent filing protects such companies from aggressive competition.

New software publishing markets are quickly developing as a result of advancements by the semiconductor and telecommunications industries.  Faster semiconductor chips and wireless networks allow software publishers to explore new software capabilities and uses.  Ford’s Sync system, developed by Microsoft, allows drivers to get directions, send text messages, receive traffic alerts and make phone calls while driving in their car.  Similarly, Apple’s iPhone smartphone (as well as the similar products from other manufacturers) is bringing internet-based content and sophisticated software to consumers’ pockets.  Each of these innovations opens up new settings, or platforms, in which users interact with software that enhances their daily lives.  It will be difficult for all but the largest software companies to develop software across all these platforms, leading to increasing specialization and differentiation between software publishers.

Background of Prior Art and Conventional Technology

Conventional solutions have been developed to help visually impaired users use websites, but these systems often require software and hardware to be installed on the user's computer.  Many of these solutions simply use screen reading technology alone or in combination with print magnifying software applications.  Management of AE believes that these systems are costly, unwieldy, and inconvenient.  Furthermore, because such technology is installed on the user's computer, visually impaired users cannot effectively use conventional computer files anywhere except at their own computers.  As a consequence, websites and other computer files are often inaccessible to visually impaired users anywhere except at home.  Unfortunately, these systems also have drawbacks.  For one, only text is played back to the user while graphics, music, images are not.  Additionally, large files or those having multiple nesting layers turn the system into a giant automated voice response system, which is difficult to understand, navigate, and can be very frustrating to a user.

Description Of AE’s Patented Audio Internet Product Line

AE’s patented invention relates to a server-side method and apparatus that enables users to navigate audibly websites and hear high-quality streaming audio narration and descriptions of websites.  The patented invention involves creating an audible website corresponding to an original website by utilizing voice talent and automated conversion methods to read and describe web content and create audio files for each section within an original website, and then assigning a hierarchy and navigation system based on the original website design.  To implement the system, a program is installed on the home page of an original website which plays a tone upon a user's visit indicating that the website is accessible with the present invention.  Upon hearing the tone, a user presses a key on the keyboard to exit the original website and enter the audible website.  Audible narration is played through the user's computer, reading text and describing non-text information, such as images.  The narration includes menus for navigating the site which have a hierarchy substantially similar to that of the original website.  Users navigate the website menus and move from webpage to webpage by making keystroke or audible commands.

AE’s technology allows users to navigate the Internet and mobile devices solely by listening to audio prompts and performing simple commands from any Internet enabled device or mobile smartphone.  AE’s technologies represent a significant breakthrough in streaming technology in that they have the ability to keep the streaming connection “alert”, awaiting a keystroke command even after extended periods of inactivity.

The AE technology recognizes the possibility to operate the Internet as a spoken medium by cataloging each section of a website into an audio “filing cabinet.”  All the menu items and corresponding content on a given website can be easily converted to a series of audio files using web-based media creation software.  Site owners have the option of personalizing content by reading and recording specific sections via the human voice or relying on state-of-the-art computer generated voices.  Once all content is converted accordingly, all the individual audio files are woven together and connected by AE’s Audio Internet intuitive keystroke navigation system, allowing users to “Surf By Sound.”

Since the solution is network-based, users can seamlessly utilize the AE software across all their potential internet points of entry - school, home, office, library or mobile device.  This is a major advantage over local devices and provides portability while removing technical boundaries.  The solution is triggered by clicking on a hyperlink on a web page, or automatically upon accessing an AE enabled site.  The AE Navigation Player will launch and allow users to listen to the page or website so that anyone, regardless of vision, age, or computer skill level, can experience the Audio Internet.

 AE’s Business Plan

AE’s focus is to create more comprehensive access to devices, Internet, print, broadcast and other media. AudioEye’s solutions and technology include comprehensive E-Learning and E-Commerce systems that enable interaction between brands and consumers. AudioEye has created a variety of Internet publishing products and Internet cloud based software services that enable customers to create and deliver highly scalable web-based applications leveraging the company’s intellectual property.

The first business objective is the creation of value through the monetization of AudioEye’s extensive patent portfolio and intellectual property ownership. A software licensing strategy is underway in which large infringers are being approached for license of the AudioEye technologies. A comprehensive licensing strategy is being constructed by AudioEye’s patent counsel, SNR Denton, along with an advisory council and third party consultants. The process of identifying and tracking infringement in the market verticals of device manufacturers, smart phones, Internet software service providers, Content Delivery Networks, and others is an ongoing task at AudioEye and several corporate resources have full time focus on this area of AudioEye’s development.

The second focus of AE is licensing technology in exchange for equity ownership in technology areas AE agrees to let others develop the market for.

The third and final area of focus and effort of AudioEye is the development of its Government and Mobile Media network of customers and rich media Internet broadcast applications.

AudioEye is in its infancy and management believes Mobile as a major driver of growth for AE’s audio based technology platforms as users connect and command the Internet browser, and devices using sound and sound based navigation over the mobile Internet enabled by our technologies.

AE’s Strategy

AE is in the business of the development and commercial exploitation of its intellectual property.  The Company has two distinct business units:

The IP Group is charged with the development of additional intellectual property, development and implementation of a licensing strategy and the prosecution and enforcement of AE’s existing Patent portfolio.

AE Services Group is charged with the commercialization of the AE Intellectual Property, business development, and sales & marketing of its services & product offerings.

The Company’s business model is built on the commercialization of its intellectual property in three distinct areas;

•	Generate revenue through the sale of services and products to the U.S. Government. .

•	Generate revenue from the sale of services and products to consumer websites.

•	Generate revenue from licensing royalties/ and from settlement of patent infringement enforcement

AE’s strategy is to establish AE as the leading provider of audio technologies with revenues derived through technology license, platform Software as a Service (SaaS) product sales, technology support services, and comprehensive technology enforcement strategy.  Key operational objectives currently include:

•	Implementing a technology-licensing program to commercialize AE’s intellectual property, including the AudioEye patented technology.

•	Taking equity in and develop revenues from licensing royalties within organizations that utilize AE’s patented technology and systems.

•	Leveraging AE’s existing technology to develop a suite of products that can be sold directly to governments and corporate enterprises.

License and Service Offerings

AE plans to offer a diversified portfolio of license and service offerings focused on securing AE’s technology within devices and over the Internet, including:

1.	Internet Cloud Software as a Service (SaaS)
a. Mobile Audio Applications
b.  Internet Audio Applications
c.  Audio Device Navigation Solutions

2.           AE Technology Licensing – Equity with Royalty Licensing
a.	Digital Coupon
b.	Counseling
c.	Content Delivery Networks (CDN)
d.	Mobile Networks
e.	Others

3.           AE Patent Enforcement and Patent Portfolio Licensing Program
a.	Establishing enforcement and Licensing Protocols – Widespread Infringement
b.	Pricing Models/Early Adopter license strategy
c.	Mobile device manufactures
d.	Mobile Marketing Providers
e.	Device and Hardware Manufactures
f.	Other enforcement strategy

4.           AE Support and Interactive Services
a.	Support infrastructure for SaaS model – revenue center
b.	Customized AE software and development – revenue center
c.	Sales and commercialization support for all divisions.

Customers

Licensing customers

AE’s patent portfolio provides ownership of claims within the field of Internet based and device embedded audio navigation technologies.  AE plans to license the exclusive ability to provide these products in the U.S. in a broad array of industry and product verticals.  The strategy of AE’s technology program is to identify infringing organizations that have reduced to practice and have successfully monetized the AE inventions with the objective to develop licensing programs for infringing operations with the use of litigation as a last resort means of protecting the intellectual property as required by U.S. law.  These organizations include but are not limited to the following:

•	Mobile Device Manufacturers

•	Mobile Device Software Providers

•	Mobile Device Operating System Providers

•	Mobile Marketing Operations

•	Mobile Internet Access Providers

•	Internet Device Manufacturers

•	Satellite, GPS, and Automotive Device Manufacturers

•	Internet Browser Providers

•	Internet Media Service Providers

•	Internet Content Publishers

•	Internet Media Publishers

•	Internet Service Providers

•	Internet Search Providers

•	Internet Ecommerce Providers

•	Internet Marketing Operations

•	Internet Accessibility Services Providers

•	U.S. Federal Government Internet Operations

•	U.S. State Governments Internet Operations

•	U.S. Departments, Bureaus, Agencies, and Territories Internet Operations

•	Native American Business Operations

•	Native American Governments

•	Content Delivery Networks (CDN)

•	Foreign Governments

•	Appliance Manufacturers

•	Healthcare Products Manufacturers

•	Prescription Medication Pharmacy Operations

•	Pharmaceutical Companies

•	“How To” Operations

•	User Manual Publishers

AE technology serves a broad landscape of clientele with the claims of AE’s issued and pending technology patents and its technology applications.  The strategy is to hire, partner with, and secure relationships with licensing professionals and value added reseller operations that specialize in addressing each of the above mentioned market verticals.  Through value added resellers, licensing operations, and strategic partnerships, AE plans to license its technology, software, and patents in a highly scalable, profitable and sustainable infrastructure.

The licensing offering is also tailored for startup and emerging technology service companies that desire a license to AE’s technology in exchange for equity and ongoing royalty payments to AE.  AE plans to secure customized software development and service contracts that add specialized revenue streams from these partner organizations.

2011 Progression of Equity, Royalty, and Service Contract Licensing Model

AE is currently in discussions with a top 10 U.S. business college for the development of business focused on marketing AE solutions and technology to approximately 10,000 higher education organizations in the U.S.

AE is currently establishing a partnership with a top tier Content Delivery Network (CDN) for the development of a business focused on the marketing AE technologies through CDN sales channels.

Business to Government Direct Sales Business Model

The patent portfolio owned by AE and its Internet software platform enables mobility, usability and accessibility, and is primarily marketed through marketing partnerships, resellers, and licensed operations.  This strategy enables addressing of the broad markets covered by AE’s technology and allows for a depth and market penetration that AE could never approach on its own.

AE believes there exists in the U.S. Government a market with which AE has elected to pursue and develop directly.  Further, management believes that this direct connection with the government market will allow AE to improve reseller and partner based channel support services in a more efficient manner.  AE believes this tactic provides AE’s management team the ability to better anticipate the needs of and respond to AE’s reseller network and partners with improvements and innovations in its products and services.

Management believes that barriers to entry to competition are steeper because of required certifications such as AudioEye’s U.S. General Services Administration (GSA) listing and API development of AudioEye’s Software as a Service SaaS offering being substantial advantages in this marketplace.  Also, AE believes that the potential for perpetual revenue generation, the data value appreciation that occurs over time and cyclical turn of government business all contribute to ideal long term conditions that make this a good market for AE to conduct direct sales.

The American’s with Disabilities Act of 1973, requires that individuals with disabilities, who are members of the public seeking information or services from a Federal department or agency, have access to and use of information and data that is comparable to that provided to the public without disabilities.  The Federal government also requires vendors selling to the government be Section 508 compliant, unless covered by a provable exception.  Canada and the European Union have similar requirements.

Elderly and print impaired individuals need the internet's critical access to fundamental state, local and federal government services and information such as tax forms, social programs, emergency services and legislative representatives.  In addition, the roughly 120,000 federal employees with disabilities require Internet accessibility for workplace productivity.  AE's category-creating audio browser provides an intuitive Internet experience across all internet-enabled devices without imposing any additional costs on end users.  For government site administrators, AE's media creation tools are so easy to use that sites can be made accessible and maintained as part of any web management process.

www.section508.gov

In October 2010, Congress passed and President Obama signed into law, the 21st Century Communications Act.  AE has partnered with GSA processors to generate the necessary membership listing and United States General Services Administration and have processed and met all the requirements for listing on the gsaadvantage.gov website.  AudioEye anticipates issuance of its GSA number and complete GSA Advantage Listing in its fourth quarter of 2011.

Marketing and Sales

AE plans to employ a leveraged, partner-oriented, marketing strategy for its technology licenses and software offerings.  AE expects the marketing strategy will primarily be focused on value added resellers, partners, and licensed operations.  AE plans to directly market its Audio Internet software as a service platform to its U.S. Government customers.

Competition

AE believes its technology and solutions will compete primarily against various proprietary solutions of large search and browser market players.  AE groups these solutions into three main categories:

1.           Mobile and Internet Browser solutions.  A serious competitive threat to AE comes from the Internet browsers that have already begun to infringe upon AE’s technology and have started to provide voice navigation and multi-format content consumption.

2.           Mobile Device Operating solutions.  Management believes that this segment involves the highest volume and presence of technology infringement of apparatus and device claims of AE’s portfolio.  In view of this segment also offering competing audio navigation and audio control of device features and functions, management has determined that this segment has the highest priority.

3. Internet e-readers and tablet computers with competing functionalities and audio navigation commands and controls pose a potential competitive threat.  Competitive analysis is ongoing; licensing strategy requires additional investment and focus in this area of ongoing competitive analysis.

Intellectual Property and Patent Rights

AE’s intellectual property is primarily comprised of trade secrets, patented know-how, issued and pending patents, copyrights and technological innovation.

AE has a portfolio comprised of three patents in the United States, as well as several pending U.S. patents.  AE’s portfolio includes a number of patents that describe unique systems and methods for navigating devices and Internet content, as well as publication and automated solutions that connect to any content management system, and can deliver a mobile, usable, and accessible user experience to any consumer device.  AE’s software and technology solutions also have direct sales potential that can be expanded but are currently focused on U.S. Government.  AE has extensive indirect sales channels developed through a network of value added resellers, partners and licensed operations that make up the majority of the projected sales volume.

The following is a list of AE’s patents.  The patents have been extended and cover a period from 2002 through 2026.

#	ID	Title
1	US7966184 B2	System and method for audible website navigation
2	US7653544 B2	Method and apparatus for website navigation by the visually impaired
3	US20100095210 A1	Method and apparatus for website navigation by the visually impaired
4	US20070208687 A1	System and method for audible website navigation
5	US20050033577 A1	Method and apparatus for website navigation by the visually impaired

Government Regulation

In July of 2011 Congress passed and President Obama signed into law, the 21st Century Communications Act, AE believes that its patents are pertinent to the development of the government-accessible market as well as to the solution to Internet publishers and device manufactures compliance to Sections 508 and 504 of the Americans with Disabilities Act.  Although these mandates cover aspects of accessibility, AE’s product positioning is centered in audio technology that enables mobility, usability and accessibility.  In addition to the federal mandates for technology adoption, AE has focused on providing comprehensive features and capabilities that bolster its value propositions and product demand creation through distribution of AE’s useful and one-of-a-kind technologies.

Competitive Strengths

AE’s management believes the following competitive strengths will enable AE’s success in the marketplace:

•
Unique patented technology.  AE is focused on developing innovations in the field of networked and device embedded audio technology.  AE’s first patent family entitled “Method and Apparatus for Website Navigation by the Visually Impaired” U.S. patent # 7653544 filed in 2003 and issued on January 29, 2010 provides technology claims that cover audio content navigation.  AE’s second family of patents is entitled “System and Method for Audible Web Site Navigation.”  AE’s key foundational patent, U.S. patent # 7966184 filed in 2007 and issued on June, 23 2011, includes additional mobile smartphone navigation and audio publishing capabilities.  On June 28, 2011 AE received notice of allowance on a third patent, a continuation of U.S. Patent #7653544 adding 20 more claims in a new patent sharing the title of the parent ‘544 patent, “Method and Apparatus for Website Navigation by the Visually Impaired.”  Upon receipt of notice of allowance AE paid issuance fees and awaits final issuance and patent number from the U.S.P.T.O.

AE has filed continuations within both patent families keeping both open for the filing of continuations and continuations in part.  AE owns a unique patent portfolio comprised of three issued patents in the United States, as well as 2 U.S. patents pending with 5 patents being drafted for filing with the U.S.P.T.O.  AE’s portfolio includes patents and pending patent applications in the United States with over 60 issued claims that canvass Internet and mobile markets that support AE’s business and technology licensing process.

Current United States Patents pending patent applications owned and being prosecuted by AE:

Continuation Application Serial No. 13/098,677

Title: SYSTEM AND METHOD FOR AUDIO CONTENT GENERATION

Continuation application filed with the U.S. Patent and Trademark Office on May 2, 2011

Continuation Application Serial No. 12/637,512

Title: "SYSTEM AND METHOD FOR AUDIO CONTENT NAVIGATION"

Continuation application filed with the U.S. Patent and Trademark Office on August 25, 2011

•
Licensing business model.  AE is pursuing agreements under which AE will license its technology within key identified vertical end-markets including but not limited to U.S. Government, mobile carrier, higher education, digital couponing, content delivery networks, marketing organizations, elearning organizations, ecommerce operations, device manufactures, Internet technology, and communications.

•
Highly experienced inventors, technologist and product development team.  AE’s research and development team is comprised of experienced software developed, ecommerce, mobile marketing and Internet broadcasting that have worked together as a team for over fifteen years.  During their careers, this team has developed several technologies programs for fortune 500 organizations, state, federal and local governments in the U.S. and several leading organizations in a wide range of end-markets.

Employees

As of August 31, 2011, AE had six full-time employees. AE has outsourced technology development team with over 100 developers available through 8 year relationship with AE.

Legal Proceedings

AE is not party to any legal proceedings.  However, from time to time in the future, AE may be subject to various lawsuits, claims and proceedings that arise in the normal course of business, including employment, commercial, environmental, safety and health matters.  It is not presently possible to determine whether any such matters will have a material adverse effect on our consolidated financial position, results of operations, or liquidity.  In the future, AE may from time to time commence litigation to enforce its patents.

Properties

AE’s principal executive offices will continue to be located at 9070 S. Rita Rd Tucson, Arizona 85747 and its telephone number will continue to be (866) 331-5324, consisting of approximately 800 square feet with a satellite office in Chicago, IL. consisting of approximately 1,700 square feet, each pursuant to lease arrangements.

 General Information

It will maintain a website at www.audioeye.com.  Following the Separation, AE will file reports with the SEC.  Through its website, AE will make available free of charge, as soon as reasonably practicable after such information has been filed or furnished to the SEC, each of its filings with the SEC, including its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act.  In addition, investors and other members of the public will be able to read and copy any materials AE files or furnishes with the SEC at the SEC’s Public Reference at 100 F Street, NE, Washington, DC 20549.  Information concerning the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330.  This information, and any other reports, proxy and information statements or other information filed or furnished with the SEC by issuers, can also be obtained free of charge on the Internet site maintained by the SEC, www.sec.gov.

Reporting Policies

Following the Separation, AE will become subject to the information reporting requirements of the Exchange Act, pursuant to which AE will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.  Such filings will be publicly available to AE’s stockholders.

AE PRO FORMA CAPITALIZATION

The following table sets forth the unaudited pro forma capitalization of AE at June 30, 2011 which gives effect to the Separation as if the Separation occurred on June 30, 2011.

Pro Forma June, 2011
Long term debt (1)	$2,159,223

Preferred Stock, $0.001 par value, 10,000,000 shares authorized,	$-
none issued and outstanding
Common stock, $0.001 par value, 100,000,000 shares authorized,	25
30,000,000 issued and outstanding as of June 30, 2011 (2)
Additional paid in capital	997,024
Non-controlling interest	(14,701)
Retained earnings	(2,183,573)
Total Stockholders' Equity	$(1,201,225)

(1) Includes $1,075,000 Senior debt assumed by AE from CMGO, and $1,084,223 due to N. Bradley, convertible into common stock at $0.25 by August 31, 2013.
(2) Upon conversion of N. Bradley Note, approximately 6,000,000 additional shares of common stock will be issued, for an approximate total of 36,000,000 common shares issued. AE intends to amend its Certificate of Incorporation to change the par value of its capital stock and increase the authorized shares of Common Stock and Preferred Stock.

AE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following financial statements reflect the unaudited pro forma consolidated balance sheet of AE as of June 30, 2011, and audited consolidated balance sheet of AE as of December 31, 2010 and 2009, as if the Separation had occurred on June 30, 2011, and also reflect the audited consolidated income statement of AE for the years ended December 31, 2009 and 2010, and for the six months ended June 30, 2011 as if the Separation had occurred on June 30, 2011.  The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of the SEC.  The actual results reported in periods following the transactions may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including differences between the assumptions used to prepare these pro forma financial statements and actual amounts and cost savings from operating efficiencies.  In addition, no adjustments have been made to the unaudited pro forma consolidated income statements for non-recurring items related to the transactions.  As a result, the pro forma financial information does not purport to be indicative of what the financial condition or results of operations would have been had the transactions been completed on the applicable dates of this pro forma financial information.  The pro forma financial statements are based upon the historical financial statements of CMGO and do not purport to project future financial condition and results of operations after giving effect to the transactions.

The accompanying pro forma consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for AE.”

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
AudioEye, Inc.
Dover, Delaware

We have audited the accompanying consolidated balance sheets of AudioEye, Inc. and its subsidiary (collectively, the “Company”) as of December 31, 2010 and 2009 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AudioEye, Inc. as of December 31, 2010 and 2009 and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that AudioEye, Inc. will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, AudioEye, Inc. suffered losses from operations and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

October 21, 2011

AUDIOEYE, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current Assets
Cash	$44,671	$3,611	$6,056
Accounts receivable, net	74,100	22,343	68,879
Marketable securities	40,500	14,000	33,000
Total Current Assets	159,271	39,954	107,935

Property and equipment, net	10,748	13,551	7,533

Intangible assets, net	123,049	52,839	24,056
TOTAL ASSETS	$293,068	$106,344	$139,524

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$685,169	$502,685	$61,358
Notes payable	74,900	74,900	184,900
Related party loans payable	734,224	-	100,000
Total Current Liabilities	1,494,293	577,585	346,258

STOCKHOLDERS' DEFICIT
Preferred Stock, $0.00001 par value, 500,000	-	-	-
shares authorized, none issued and outstanding
Common stock, $0.00001 par value, 4,000,000 shares	25	25	22
authorized, 2,546,483, 2,546,483 and 2,241,626
issued and outstanding as of June 30, 2011 ,
December 31, 2010, and December 31, 2009, respectively
Additional paid in capital	997,024	997,024	414,527
Non-controlling interest	(14,701)	(14,701)	-
Retained earnings	(2,183,573)	(1,453,589)	(621,283)

Total Stockholders' Deficit	(1,201,225)	(471,241)	(206,734)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$293,068	$106,344	$139,524

See Notes to Consolidated Financial Statements

AUDIOEYE, INC.
CONSOLIDATED INCOME STATEMENTS

	(unaudited)
	For the 6 months ended		For the 12 months ended
	06/30/2011	06/30/2010	12/31/2010	12/31/2009

Revenue	$112,019	$137,167	$328,397	$452,986
Revenue from related party	-	-	19,850	-
Cost of revenues	323,196	173,464	429,705	167,719

Gross Profit	(211,177)	(36,297)	(81,458)	285,267

General and administrative expenses	423,860	206,397	644,908	111,179

Operating income (loss)	(635,037)	(242,694)	(726,366)	174,088

Other Expenses
Unrealized gain (loss) on securities	19,500	(31,500)	(78,000)	(201,000)
Loss attributable to non-controlling interest	-	-	14,701	-
Interest expense	(114,447)	(33,278)	(42,641)	(18,725)
Total Other Expenses	(94,947)	(64,778)	(105,940)	(219,725)

Net (loss)	$(729,984)	$(307,472)	$(832,306)	$(45,637)

Net (loss) per common share - basic and diluted	$(0.29)	$(0.12)	$(0.33)	$(0.02)

Weighted average common shares outstanding basic and diluted	2,546,483	2,474,058	2,510,568	2,058,064

See Notes to Consolidated Financial Statements

AUDIOEYE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	(unaudited)
	For the 6 months ended		For the 12 months ended
	06/30/2011	06/30/2010	12/31/2010	12/31/2009
Cash Flows from Operating Activities:
Net loss	$(729,984)	$(307,472)	$(832,306)	$(45,637)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation and amortization	7,129	3,983	7,933	2,404
Unrealized gain (loss) on investments	(19,500)	31,500	78,000	201,000
Bad debt expense	-	22,500	87,000	-
Loss attributable to non-controlling interest	-	-	(14,701)	-
Changes in operating assets and liabilities:
Accounts receivable	(58,757)	(49,086)	(99,464)	(302,879)
Accounts payable and accrued expenses	182,484	20,389	443,827	21,408
Net cash provided by (used in) operating activities	(618,628)	(278,186)	(329,711)	(123,704)

Cash Flows from Investing Activities:
Cash paid for computer equipment	-	(11,287)	(11,287)	(8,376)
Cash paid for patent costs	(74,536)	(8,853)	(31,447)	(24,231)
Net cash used in financing activities	(74,536)	(20,140)	(42,734)	(32,607)

Cash Flow from financing activities:
Proceeds from related party loans	734,224	-	-	55,700
Proceeds from sale of common stock	-	-	-	100,000
Repayment of related party loans	-	(100,000)	(100,000)	-
Capital contribution from parent	-	470,000	470,000	-
Net cash provided by financing activities	734,224	370,000	370,000	155,700

Increase (decrease) in cash	41,060	71,674	(2,445)	(611)
Cash - beginning of period	3,611	6,056	6,056	6,667

Cash - end of period	$44,671	$77,730	$3,611	$6,056

NON-CASH INVESTING AND FINANCING ACTIVITIES
Conversion of debt for common stock	$-	$112,500	$112,500	$-
Marketable securities received for receivables	$7,000	$-	$33,000	$97,500

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$-	$23,916	$23,916	$-
Income taxes paid	$-	$-	$-	$-

See Notes to Consolidated Financial Statements

AUDIOEYE, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
PERIOD FROM JANUARY 1, 2009 TO JUNE 30, 2011

	COMMON STOCK		PAID IN	NON-CONTROLLING	ACCUMULATED
	SHARES	AMOUNT	CAPITAL	INTEREST	(DEFICIT)	TOTAL

Balance, January 1, 2009	1,908,292	$19	$314,530	$-	$(575,646)	$(261,097)

Issuance of common stock for cash, July, 2009	333,334	3	99,997	-	-	100,000

Net loss	-	-	-	-	(45,637)	(45,637)

Balance, December 31, 2009	2,241,626	22	414,527	-	(621,283)	(206,734)

Conversion of debt for common stock	304,857	3	112,497	-	-	112,500

Capital contribution from parent	-	-	470,000	-	-	470,000

Loss attributable to non-controlling interest	-	-	-	(14,701)	-	(14,701)

Net loss	-	-	-	-	(832,306)	(832,306)

Balance, December 31, 2010	2,546,483	25	997,024	(14,701)	(1,453,589)	(471,241)

Net loss	-	-	-	-	(729,984)	(729,984)

Balance, June 30, 2011	2,546,483	$25	$997,024	$(14,701)	$(2,183,573)	$(1,201,225)

See Notes to Consolidated Financial Statements

AUDIOEYE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009, DECEMBER 31, 2010 AND
JUNE 30, 2011 (unaudited)

NOTE 1: OVERVIEW

AudioEye, Inc. (“we”, “our” or the “Company”) was incorporated on May 20, 2005 in the state of Delaware.

The Company has developed patented, Internet content publication and distribution software that enables conversion of any media into accessible formats and allows for real time distribution to end users on any Internet connected device. The company’s focus is to create more comprehensive access to Internet, print, broadcast and other media to all people regardless of their network connection, device, location, or disabilities.

On March 31, 2010, the Company was acquired by CMG Holdings Group, Inc., a Nevada corporation (“CMG”). The Company has developed patented (one is U.S. patent number 7653544 as well as three additional pending patents) internet content publication and distribution software that enables conversion of any media into accessible formats and allows for real time distribution to end users on any internet connected device.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements.  These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Principles of Consolidation and Non-Controlling Interest
The consolidated financial statements include the accounts of the Company and its 50% owned subsidiary, Empire Technologies, LLC (“Empire”).  All significant inter-company accounts and transactions have been eliminated. In October 2010, AudioEye, Inc. formed Empire as part of a joint venture with LVS Health Innovations, Inc. (“LVS”) whereby AudioEye owns 50% of Empire.  Empire is considered a variable interest entity as defined by ASC 805-10 “Business Combinations”.  AudioEye is the primary beneficiary of Empire as defined by ASC 805-10 and therefore consolidates the accounts of Empire.

During the year ended December 31, 2010, the Company has recorded $14,701 of loss attributable to the non-controlling interest in Empire.  During the six months ended June 30, 2011, Empire had no activity.  Empire had no assets or liabilities as of June 30, 2011 and December 31, 2010.

Use of Estimates
The preparation of financial statements, in conformity with generally accepted accounting principles in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Revenue Recognition
Sales are recognized when revenue is realized or realizable and has been earned. Most revenue transactions represent sales of services. Our policy is to recognize revenue when services are preformed and/or the project is completed.

Under the terms of the Company’s standard agreement for website design and development, revenue is recognized upon completion of the project. Revenue received prior to project completion is recognized as deferred revenue.

Under the terms of the Company’s standard agreement for website hosting, revenue is recognized as services are provided.  Invoices are generated, and revenue is recognized on a monthly basis.

Fiscal Year End
The Company has a fiscal year ending on December 31.

Cash and Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Marketable Securities
Marketable securities consist of common stock holdings of publicly traded companies.  These securities are marked to market at the end of each reporting period based on the closing price of the security at each balance sheet date.  Changes in fair value are recorded as unrealized gains or losses in the consolidated statement of operations.

Allowance for Doubtful Accounts
We establish an allowance for bad debts through a review of several factors including historical collection experience, current aging status of the customer accounts, and financial condition of our customers. We do not generally require collateral for our accounts receivable. There was an allowance for doubtful accounts of $87,000, $87,000 and $0 as of June 30, 2011, December 31, 2010 and 2009.

Property, Plant and Equipment
Property and equipment are carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repairs and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 5 to 7 years.

Impairment of Long-Lived Assets
The Company’s long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the historical-cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. No impairment losses have been recognized since inception.

Patent Costs
Legal costs incurred in connection with the development of pending patents are capitalized and amortized over the shorter of the economic or legal life of the patent.  During the six months ended June 30, 2011 and the years ended December 31, 2010 and 2009, $74,096, $31,447 and $24,231, respectively, were capitalized to patent costs.

Income Taxes
Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

We have net operating loss carryforwards available to reduce future taxable income. Future tax benefits for these net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. To the extent that we will not realize a future tax benefit, a valuation allowance is established.

Earnings (Loss) Per Share
Basic earnings (loss) per share is computed by dividing net income, or loss, by the weighted average number of shares of common stock outstanding for the period.  Diluted loss per share includes the dilutive effects of common stock equivalents on an “as if converted” basis. For the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010 and 2009, the Company had no common stock equivalents and therefore diluted earnings (loss) per share and basic earnings (loss) per share are the same.

Financial instruments
The carrying amount of our financial instruments, consisting of cash equivalents, short-term investments, account and notes receivable, accounts and notes payable, short-term borrowings and certain other liabilities, approximate their fair value due to their relatively short maturities. The carrying amount of our long-term debt approximates fair value since the stated rate of interest approximates a market rate of interest

Fair Value Measurements
Fair value is an estimate of the exit price, representing the amount that would be received to, sell an asset or paid to transfer a liability in an orderly transaction between market participants (i.e., the exit price at the measurement date). Fair value measurements are not adjusted for transaction cost. Fair value measurement under generally accepted accounting principles provides for use of a fair value hierarchy that prioritizes inputs to valuation techniques used to measure fair value into three levels:

Level 1:                 Unadjusted quoted prices in active markets for identical assets or liabilities

Level 2:
Inputs other than quoted market prices that are observable, either directly or indirectly, and reasonably available. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company.

Level 3:	Unobservable inputs reflect the assumptions that the Company develops based on available information about what market participants would use in valuing the asset or liability.

An asset or liability's level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Availability of observable inputs can vary and is affected by a variety of factors. The Company uses judgment in determining fair value of assets and liabilities and Level 3 assets and liabilities involve greater judgment than Level 1 and Level 2 assets or liabilities.

The following are the Company's marketable securities as of June 30, 2011, December 31, 2010 and 2009.

		Fair Value
	Fair Value	Hierarchy
Marketable Securities, June 30, 2011	$74,100	Level 1
Marketable Securities, December 31, 2010	$14,000	Level 1
Marketable Securites, December 31, 2009	$33,000	Level 1

New Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3: GOING CONCERN

As shown in the accompanying financial statements, we have incurred net losses of $729,984, $832,306 and $45,637 for the six months ended June 30, 2011 and the years ended December 31, 2010 and 2009, respectively. In addition, we had an accumulated deficit of $2,183,573 and $1,453,589 and a working capital deficit of $1,335,022 and $537,631 as of June 30, 2011 and December 31, 2010, respectively. These conditions raise substantial doubt as to our ability to continue as a going concern. In response to these conditions, we may raise additional capital through the sale of equity securities, through an offering of debt securities or through borrowings from financial institutions or individuals. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE 4: MARKETABLE SECURITIES

On April 28, 2009, the Company entered into an agreement with Ecologic Transportation, Inc. (“ETI”) whereby 100,000 shares of ETI’s common stock would be issued to the Company in exchange for $180,000 in services provided by the Company.  On December 5, 2009, 37,500 shares were issued to the Company. On September 15, 2010, an additional 37,500 shares was issued to the Company. As of December 31, 2010, the Company has recorded 75,000 shares of common stock valued at $10,500, and Accounts Receivable of $3,500.  The remaining shares were issued on May 9, 2011.

On May 15, 2009, the Company entered into an agreement with Ecologic Transportation, Inc. whereby 50,000 shares of ETI’s common stock would be issued to the Company in exchange for $90,000 in services provided by the Company On December 5, 2009, 12,500 shares were issued to the Company. On September 15, 2010, an additional 12,500 shares was issued to the Company.  As of December 31, 2010, the Company has recorded 25,000 shares of common stock valued at $3,500, and Accounts Receivable of $3,500. The remaining shares were issued on May 9, 2011.

As of June 30, 2011, the Company held 150,000 shares of ETI’s common stock with a fair value of $74,100.

NOTE 5: PROPERTY, PLANT & EQUIPMENT

Property, Plant and Equipment consists of the following:

	June 30,	December 31	December 31
	2011	2010	2009

Computer & Peripherals	$22,550	$22,550	$11,263
Accumulated Deprecation	(11,802)	(8,999)	(3,730)
Property Plant & Equipment, Net	$10,748	$13,551	$7,533

Depreciation expense totaled $2,803, $5,269 and $2,229 for the six months ended June 30, 2011 and the years ended December 31, 2010 and 2009, respectively.

NOTE 6: INTANGIBLE ASSETS

Patents, technology and other intangibles with contractual terms are generally amortized over their respective legal or contractual lives. When certain events or changes in operating conditions occur, an impairment assessment is performed and lives of intangible assets with determinable lives may be adjusted.

On January 26, 2010, the USPTO issued U.S. patent number 7653544 for “Method and apparatus for website navigation by the visually impaired” filed by The Company, Inc. The patent application was initially filed on August 8, 2003 and this newly patented invention enables Internet navigation and multi-format publishing capabilities. After receiving their patent, the Company’s management filed an application with newly added claims that further define embodiments of the invention and has obtained international filings now available for prosecution. The Company’s plans to use the patented technology to provide services related to Internet accessibility, mobile audio Internet navigation, and multi-format publishing technology.

Intangible assets consist of the following:
	June 30,	December 31	December 31
	2011	2010	2009

Patents	$129,774	$55,678	$24,231
Domains	440	-	-
Total	$130,214	$55,678	$24,231
Accumulated amortization	(7,165)	(2,839)	(175)
Intangible assets, Net	$123,049	$52,839	$24,056

Amortization expense totaled $4,326, $2,664 and $175 for the six months ended June 30, 2011 and the years ended December 31, 2010 and 2009, respectively.

NOTE 7: RELATED PARTY TRANSACTIONS

During the six-month period ended June 30, 2011 the Company issued Promissory Notes (“Notes”) to one affiliate in the aggregate amount of $734,224. The Notes bear interest at the rate of 15% per annum, are unsecured and principal and accrued interest are payable within thirty to forty five days of issuance.  Unpaid principal amounts are subject to a penalty of 10%, in addition to any interest accrued. No payments of principal or interest were made during 2011. Accrued interest and penalties at June 30, 2011 were $114,447 and are included in accounts payable and accrued expenses in the consolidated balance sheet.

During the year ended December 31, 2009, the Company’s CEO advanced $55,700 to the Company resulting in a total balance owed of $100,000 as of December 31, 2009.  The advances did not bear interest, were unsecured and due on demand.  During the year ended December 31, 2010, the Company repaid $100,000 of previous advances to the CEO.

NOTE 8: NOTES PAYABLE

As of December 31, 2009, the Company had an outstanding loan to a former officer for $110,000 bearing interest at 6%, unsecured and in default.  During the year ended December 31, 2010, the Company settled this loan and accrued interest of $2,500 by issuing 304,857 shares of common stock.

As of June 30, 2011, December 31, 2010 and 2009, the Company had an outstanding loan to a third party in the amount of $74,900 which was originally issued during 2006.  The loan is unsecured and bears interest at 25% per year for four years.  As of June 30, 2011, December 31, 2010 and 2009, the Company had accrued interest of $74,900, $74,900 and $56,175.  The note is now in default.

NOTE 9: COMMITMENTS AND CONTINGENCIES

On April 1, 2010, Nathan Bradley signed an employment agreement with the Company to serve as Chief Executive Officer and President of the Company. The employment agreement calls for Mr. Bradley to be paid $150,000 per year for a period of 4 years. The employment agreement provides for annual bonus compensation, standard health benefits, incentive programs, incentive compensation, and restricted stock compensation.

 On April 1, 2010, Sean Bradley signed an employment agreement with the Company to serve as Vice President of Product Development of the Company. The employment agreement calls for Mr. Bradley to be paid $125,000 per year for a period of 4 years. The employment agreement provides for annual bonus compensation, standard health benefits, incentive programs, incentive compensation, and restricted stock compensation

NOTE 10: STOCKHOLDERS’ EQUITY

In July 2009, the Company issued 333,334 shares of common stock to one shareholder for $100,000 in cash.

In February, 2010, the Company issued 304,857 shares of common stock in exchange for settlement of a debt in the amount of $112,500 (see Note 8).

On March 31, 2010, the Company was acquired by CMG Holdings Group, Inc., a Nevada corporation (“CMG”), and all outstanding shares of the Company’s common stock were sold to CMG. The outstanding shares of the Company were sold by the Company’s shareholders directly to CMG. In April, 2010, the Company received a capital contribution from CMG of $470,000.

NOTE 11: INCOME TAXES

The Company accounts for income taxes under ASC 740, “Income Taxes”. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when the ultimate realization of a deferred tax as The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

Deferred tax assets:	June 30, 2011	December 32, 2010	December 31, 2009
Net operating loss carry forwards	$579,000	$325,000	$68,000
Less valuation allowance	(579,000)	(325,000)	(68,000)
Net deferred tax asset	$-	$-	$-

At this time, the Company is unable to determine if it will be able to benefit from its deferred tax asset. There are limitations on the utilization of net operating loss carry forwards, including a requirement that losses be offset against future taxable income, if any. In addition, there are limitations imposed by certain transactions which are deemed to be ownership changes. Accordingly, a valuation allowance has been established for the entire deferred tax asset. The approximate net operating loss carryforward was $1,704,000, $955,000 and $200,000 as of June 30, 2011, December 31, 2010 and 2009, respectively and will start to expire in 2029.

NOTE 12: SUBSEQUENT EVENTS

In March 2010, AE was sold to CMG Holdings, Inc ("CMGO'), a public company. In that sale, AEAC's former stockholders retained rights (the "Rights") to receive cash from the exploitation of AE's technology. These Rights consist of 50% of any cash received from income earned, settlements or judgments directly resulting from AE's patent strategy, net of any direct costs or tax implications incurred in respect of that strategy. Additionally, the Rights include a share of AE's net income for 2010, 2011, 2012 and 2013 based on a specified formula. AE has been funded by AE's President Nathaniel Bradley through a series of loans evidenced by promissory notes (the "Funding Notes") currently in the aggregate principal amount of approximately $984,224.  As a result, AE will be separated out from CMGO (please see the CMG Holdings 8K filing which explains in further detail the structure of the spin-out and subsequent events at www.sec.gov under CMG Holdings, Inc stock symbol CMGO)  into a stand-alone company (the "Separation"), enter into a Share Exchange Agreement with AEAC as follows:

1. The former stockholders of AE have transferred all of the Rights to AEC in connection with its organization in exchange for stock of AEAC.
2. The stockholders of AEAC will exchange all of their shares of AEAC for 80% of the capital stock of AE (the "Share Exchange").
3. CMGO will distribute to its shareholders in the form of a dividend 5% of the capital stock of AE.
4. CMGO will retain approximately 15% of AE's outstanding capital stock as of the date of closing.

5.         Pursuant to a Royalty Agreement, AE will pay CMGO 10% of cash received from income earned or settlements on judgments from AE's patent enforcement and licensing strategy net of direct costs or tax implications. Pursuant to a Services Agreement, without duplication of any amounts payable under the Royalty Agreement, AE will pay CMGO a commission of 7.5% received by AE from all referrals from CMGO and 10% of net revenues received by a specified customer. Within 90 days from the closing of the Separation, AE will deliver to CMGO 0.05% of AE's capital stock then outstanding as an additional services fee.

On August 31, 2011, the Company consolidated the Notes into one Convertible Promissory Note.  Included in the Modification Agreement is an increase in Principal of $350,000 for additional loans made to the Company between July 1, 2011 and August 31, 2011.  In addition, the Modification Agreement extends the term of the Note to August 31, 2013, and amends the interest rate to 7% per annum.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS FOR AE

The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes for the years ended December 31, 2009 and 2010 that appear elsewhere in this annual report. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed below and elsewhere in this annual report, particularly in the section entitled "Risk Factors" of this annual report.

Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Overview

On March 31, 2010, CMGO acquired AE.  AE has developed patented internet content publication and distribution software that enables conversion of any media into accessible formats and allows for real time distribution to end users on any internet connected device. On January 26, 2010, the USPTO issued a U.S. patent for “Method and apparatus for website navigation by the visually impaired” filed by AE. This invention enables Internet navigation and multi-format publishing capabilities. After receiving the patent, AE management filed an application with newly added claims that further define embodiments of the invention and has obtained international filings now available for prosecution. The patented technology is the foundation of the AudioeEye’s mission to become a leader in Internet accessibility, mobile audio Internet navigation, and multi-format publishing technology as well as Internet content publication and distribution software.  Management of AE believes that there is significant market opportunity for AE’s services as most websites are developed with the assumption that users can see the site, with the result that visually-impaired users have difficulty using such websites. Accordingly, providing accessibility services for these websites has become a significant market opportunity as there are approximately 33 million computer users who have some form of visual impairment.

In October 2010, Congress passed and President Obama signed into law the 21st Century Communication and Video Accessibility Act which mandates that all government websites (city, state, and federal) to be compliant and have accessibility to Americans with disabilities. As a result, providing accessibility services for these websites has become a significant market opportunity in view of the potential demand for AE’s patented solution.

Results of Operations	Year Ended December 31
	2010	2009
Revenue	$348,247	$452,986
Cost of Sales	429,705	167,719
Gross profit (loss)	(81,458)	285,267
General and Administrative expenses	644,908	111,179
Operating (loss)	(726,366)	174,088
Unrealized gain (loss) on marketable securities	(78 ,000)	(201,000)
Loss attributable to non-controlling interest	14,701	-
Interest expense	(42,641)	(18,725)
Net (loss)	$(832,306)	$(45,637)

Revenue

For the year 2010, revenue in the amount of $348,247 consisted primarily of various levels of website design. For the year 2009, revenue in the amount of $452,986 consisted primarily of higher levels of website design.

Cost of sales

For the year 2010, cost of sales in the amount of $429,705 consisted primarily of sub-contracting to outside sources and direct labor. For the year 2009, cost of sales in the amount of $167,719 consisted primarily of sub-contracting to outside sources and direct labor.

Gross Profit

The reduction in revenue and increase in sub-contracting resulted in a gross loss in the year 2010 of $(81,458), compared to a gross profit of $285,267 in the year 2009.

Significant changes in gross profit for the years 2010 and 2009 were attributable to the following items:

i.	an decrease in website development services of $ 237,956, primarily due to revenue generated in 2009 from contracted services of $240,000;
ii.	an increase in website hosting fees of $113,695 for monthly hosting of client websites
iii.	an increase in sub-contracted design fees of $206,881 due to the creation and development of additional software;
iv.	an increase in direct labor of $47,014 for additional staff support

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2010 were $644,908 as compared to $111,179 for the year ended December 31, 2009.

Significant increases in general and administrative expenses in the year 2010 over 2009 were attributable to the following items:

i.	an increase in bad debt expense of $87,000 due primarily to doubtful collections of two client receivables;

ii.	an increase in legal fees and expenses resulting from the CMGO acquisition in April, 2010;

iii.	an increase in administrative salaries and wages of $106,050 for additional managerial staff support;

iv.
an increase in executive salaries and wages of $240,713, primarily due to an increase in executive compensation as provided for in the employment agreements entered into and commencing April 1, 2010, of which $148,078 was accrued executive salaries.

Liquidity and Capital Resources

Working Capital	At December 31,		Increase /
	2010	2009	Decrease
Current Assets	$39,954	$107,935	$(67,981)
Current Liabilities	577,585	346,258	231,327
Working Capital (Deficit)	$(537,631)	$(238,323)	$299,308

We had cash in the amount of $3,611 as of December 31, 2010 as compared to $6,056 as of December 31, 2009. We had a working capital deficit of $537,631 as of December 31, 2010.

During the six-month period ended June 30, 2011 the Company issued Promissory Notes (“Notes”) to one affiliate in the aggregate amount of $734,224. The Notes bear interest at the rate of 15% per annum, are unsecured and principal and accrued interest are payable within thirty to forty five days of issuance.  Unpaid principal amounts are subject to a penalty of 10%, in addition to any interest accrued. No payments of principal or interest were made during 2011. Accrued interest and penalties at June 30, 2011 were $114,447 and are included in accounts payable and accrued expenses in the consolidated balance sheet.

We have suffered recurring losses from operations. The continuation of our company is dependent upon our company attaining and maintaining profitable operations and raising additional capital as needed. We anticipate that we will have to raise additional funds through private placements of our equity securities and/or debt financing to complete our business plan. There is no assurance that the financing will be completed as planned or at all. If we are unable to secure adequate capital to continue our planned operations, our shareholders may lose some or all of their investment and our business may fail.

Our principal sources of funds have been from sales of our common stock and loans from affiliates.

MANAGEMENT OF AE

 Information Regarding Directors and Executive Officers of AE

The following information is as of ____________, 2011, with respect to those persons who are expected to serve as AE’s directors and executive officers following the Separation.  Prior to completing the Separation, CMGO, as sole stockholder of AE, will elect the __________ individuals listed below under “—Directors” to the board of directors of AE effective upon the Separation.  The board of directors of AE is thereafter expected to name the individuals listed below under “—Executive Officers” to serve as AE’s executives in the capacities listed below.

Name	Age	Director/Position
Edward Withrow	47	Director
Nathaniel Bradley	36	Director, Chief Executive Officer
Sean Bradley	31	Director, Chief Technical Officer

 Directors

Edward Withrow: Mr. Withrow has over 20 years of experience as a financier, broker, manager, marketer and developer of innovations in various industries wherein he has developed an expertise in finding small undervalued and underfunded companies and building them up through his leadership in strategic initiatives and business development activities. Mr. Withrow is best described as an entrepreneur. In 2000 Mr. Withrow founded Huntington Chase Financial Group, LLC and Huntington Chase, Ltd. to engage in venture capital, private equity and merchant banking activities. From 2000 until the present Mr. Withrow acquired, restructured, merged, created and was a senior advisor to approximately 10 companies. In 2002 Mr. Withrow became the CEO of Reward Enterprises, Inc a public company and early adopter of VoIP telecommunications in the international market with operations in North Africa and India. Mr. Withrow founded Symphony Card, LLC a stored value debit card targeting the West African nation of Nigeria. In 2004 Mr. Withrow became the CEO of Addison-Davis Diagnostics, Ltd, a leading edge point-of-care diagnostic company. In 2005 he was the President of The Cabo Group, Ltd a publicly traded distiller, marketer and distributer of premium tequilas.  The Cabo Group owned a distiller in Tequila Mexico named Fabrica de Tequilas Finos S.A. de C.V. and distributed its 9 brands in North America and around the globe.  In 2006 Mr. Withrow became the President and CEO of Montecito Bio Sciences, Ltd. a multi-faceted diagnostic company.  In 2008 Mr. founded Ecologic Transportation, Inc a publicly traded company and is presently its Chairman.  Mr. Withrow founded Parallax Diagnostics, Inc a fully reporting company headquartered in Cambridge, Mass that has developed certain novel tests for the treatment of AIDS, HIV & TB and proprietary processes in the area of infectious disease diagnostics. Mr. Withrow was a founder of Eaton Scientific Systems, Ltd a bio-technology company that has developed a non-hormonal treatment for women in menopause and post cancer treatments and is the author of patents in the area of life sciences and medical devise diagnostics.

Mr. Withrow is married with one child and lives in Los Angeles, CA area.  He works with Planet Hope a Los Angeles based foundation that works with abused children and battered women.

Nathaniel Bradley: Mr. Bradley is a recognized pioneer and active expert in the new media Internet technology sector. He is the named inventor of several Internet technology patents and patents pending with United States Patent & Trademark Office. Over the past decade, Mr. Bradley has been involved in the expansion, reduction to practice, mass commercialization, and enforcement of Augme's foundational Internet patents related to the customization of Internet content to end users in addition to AE’s patent portfolio and mobile device and Internet navigation technology.

Mr. Bradley has served as Chief Technology and Product Officer of Augme Technology, Inc. from 2005 to the present and as Chief Executive Officer of AE from 2003 to the present.

Prior to Augme Technologies, Mr. Bradley was Chairman of the Board of Modavox®, founder and CEO of Kino Digital, Kino Communications and Kino Interactive.

Sean Bradley: Mr. Bradley helped co-found several technology companies, including Kino Digital, LLC and Kino Communications, LLC, from 1999-2005.  Currently, Mr. Bradley serves as Executive Vice President-Product Development of Augme Technologies, Inc. from 2005 to present and Vice President-Product Development of AE from 2003 to the present.

Mr. Bradley obtained his B.A. from Arizona International College at the University of Arizona, graduating Summa Cum Laude and with highest academic distinction for all 8 undergraduate semesters.  Over the past nine years, he has led an international team of software developers, has produced global webcasting technologies, and is planning, designing and managing the fulfillment of Augme’s Intellectual Property assets, including the next generation of Internet software (Saas technology).  Mr. Bradley is proficient in several programming and web development languages and has engineered online communications systems for IBM, General Dynamics, Avnet and many others.  Mr. Bradley currently oversees a collection of over 30 offshore project managers, designers, developers and programmers.

Nathaniel Bradley and Sean Bradley are brothers.

 Committees of the Board of Directors

Following the Separation, the standing committees of AE’s board of directors will consist of Audit and Compensation.  The members of these standing committees will be appointed by and will serve at the discretion of the board of directors of AE.

Audit Committee.  The Audit Committee is expected to be responsible for overseeing AE’s accounting and financial reporting processes.  In addition, the Audit Committee will be responsible for periodically discussing AE’s policies for the assessment and management of risks to AE that could materially and adversely impact AE’s financial position or operating results, or the financial reporting of the same, with management and AE’s internal auditors and independent accountants, as well as AE’s plans to monitor, control and minimize risks pursuant to such policies.  The Audit Committee will also be responsible for primary risk oversight relating to AE’s financial reporting, accounting and internal controls, and will oversee risks relating to insurance matters (including AE’s self-insurance programs), general and professional liability and workers’ compensation.

Compensation Committee.  The Compensation Committee will oversee and determine the compensation of AE’s Chief Executive Officer and other executive officers, including salaries, bonuses, grants of stock options and other forms of equity-based compensation, approve all employment and severance agreements for executive officers, approve significant changes to benefit plans and perform such other functions as the board of directors of AE may direct.  The Compensation Committee will also administer AE’s stock incentive plans and make recommendations to the board of directors of AE concerning the compensation of the directors.

It is expected that the Compensation Committee will take into account recommendations of AE’s Chief Executive Officer, in determining the compensation (including stock awards) of executive officers other than the Chief Executive Officer.  Otherwise, it is not expected that AE’s officers will have any role in determining the form or amount of compensation paid to the executive officers of AE.  In addition, the Compensation Committee will retain the power to appoint and delegate matters to a subcommittee but any such subcommittee does not have final decision-making authority on behalf of the Committee.  The Compensation Committee is not currently expected to appoint or delegate any matters to a subcommittee.  The Compensation Committee will meet as necessary to formulate its compensation decisions.  Such meetings may include one or more of AE’s executive officers or consultants retained by the Compensation Committee.

Stockholder and Interested Party Communications with Directors

Following the Separation, AE stockholders may send written communications to AE’s board of directors or to specified individual directors on the board, c/o AE’s Secretary at 875 North Michigan Avenue, Chicago, IL 60601.  All mail received will be opened and communications that relate to matters that are within the scope of the responsibilities of the board of directors, other than solicitations, junk mail and frivolous or inappropriate communications, will be forwarded to the Chairman of AE’s board of directors or any specified individual director, as applicable.  If the correspondence is addressed to AE’s board of directors, the Chairman will distribute it to the other board members if he determines it is appropriate for the board to review.

DIRECTOR COMPENSATION—FISCAL 2010

Members of the Board of Directors of CMGO do not normally receive cash compensation for their services as directors, although some directors are reimbursed for reasonable expenses incurred in attending board or committee meetings.  It is expected that members of the board of directors of AE who are not employees will receive the grant of equity compensation in amounts to be determined.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The board of directors of AE is expected to adopt a written Related Person Transaction Policy prior to completion of the Separation.  The purpose of these policies will be to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) AE, was, is or will be a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) a related person has or will have a direct or indirect interest.  For purposes of these policies, a related person is (i) any person who is, or at any time since the beginning of AE’s, as applicable, last fiscal year was, an executive officer, director or director nominee of such company, (ii) any person who is known to be the beneficial owner of more than 5% of such company’s common stock, (iii) any immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial interest.

It is expected that under these policies, the Audit Committee of AE will be responsible for reviewing, approving or ratifying each related person transaction or proposed transaction.  In determining whether to approve or ratify a related person transaction, the Audit Committee would consider all relevant facts and circumstances of the related person transaction available to the Audit Committee and would approve only those related person transactions that are in, or not inconsistent with, the best interests of AE and its respective stockholders, as the Audit Committee determines in good faith.  No member of the Audit Committee would be permitted to participate in any consideration of a related person transaction with respect to which that member or any of his or her immediate family is a related person.

In addition, there will be an ongoing relationship between AE and CMGO following the Separation.  See “Relationship Between AE and CMGO After the Separation.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date hereof, all of the outstanding shares of common stock of AE are owned by CMGO.  None of the persons expected to become the directors or executive officers of AE currently owns any common stock of AE.  However, if the persons who become the directors or executive officers of AE own shares of CMGO common stock as of the record date for the Separation, those persons will receive a distribution of shares of AE common stock in the Separation.  Additionally, Nathaniel and Sean Bradley are shareholders of AEAC and upon the consummation of the Share Exchange will secure shares of AE as a result thereof.

The following table sets forth certain information regarding the beneficial ownership of CMGO common stock on __________________, 2011 for each of AE’s expected directors and executive officers who will become such as of the Separation.  None of the current directors and executive officers of CMGO will serve as directors and executive officers of AE.

Title of Class	Name	Shares	Percentage
Common	Edward Withrow	-	-
Common	Nathaniel Bradley	106,544	0.16%
Common	Sean Bradley	24,946	0.04%

The following table sets forth certain information regarding the beneficial ownership of AE common stock as if the separation took place June 30, 2011, for each of AE’s expected directors and executive officers who will become such as of the Separation.

Title of Class	Name	Shares	Percentage
Common	Nathaniel Bradley	6,000,000(1)	20%
Common	Sean Bradley	6,000,000	20%
Common	Edward Withrow	1,200,000	4%

(1) Does not include any shares which may be issuable upon conversion of AE’s promissory note in favor of Mr. Bradley.
MARKET PRICES AND RELATED STOCKHOLDER MATTERS

Market Prices of CMGO Common Stock

CMGO common stock is listed and traded on the OTC Market under the symbol “CMGO.” The following tables set forth, for the respective periods of CMGO indicated, the high and low sale prices per share of CMGO common stock.  These prices represent inter-dealer quotations without retail markup, markdown or commission and may not necessarily represent actual transactions.

	High	Low
Fiscal Year Ended December 31, 2009
First Quarter	0.20	0.03
Second Quarter	0.12	0.03
Third Quarter	0.15	0.04
Fourth Quarter	0.19	0.05

Fiscal Year Ended December 31, 2010
First Quarter	0.15	0.03
Second Quarter	0.09	0.01
Third Quarter	0.09	0.01
Fourth Quarter	0.35	0.05

Fiscal Year Ending December 31, 2011
First Quarter	0.09	0.09
Second Quarter	0.03	0.03
Third Quarter	0.05	0.03

The market price of shares of CMGO common stock is subject to fluctuation.  As a result, CMGO stockholders are urged to obtain current market quotations.  On ____________, 2011, there were __________ shares of CMGO common stock outstanding held by approximately ______ holders of record.  It is expected that the shares of CMGO common stock will continue to be traded on the OTC and, at some date after completion of the Separation, AE common stock will trade on the OTCQB, the OTC Bulletin Board or the new BX Venture Market established by NASDAQ.

Market Information Regarding AE

CMGO cannot accurately predict the market price of AE common stock to be received by CMGO stockholders after the completion of the Separation.  The historical trading prices of CMGO common stock are not necessarily indicative of the future trading prices of AE common stock because the current stock price of CMGO reflects the current market valuation of CMGO’s current business and assets and does not necessarily take into account the changes in CMGO’s business and operations that will occur in connection with the Separation.  See “Risk Factors” for a discussion of factors that may affect the market price of AE common stock following the Separation.

Restrictions on Sale of AE to be Received in Connection with the Separation

Shares of AE common stock to be distributed in connection with the Separation will be freely transferable under the Securities Act, except for the restrictions on transfer and ownership applicable to affiliates of AE.  Shares received in connection with the Separation by persons who may be deemed to be affiliates of AE may be sold, transferred or otherwise disposed of only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.  Persons who may be deemed to be affiliates of AE after the Separation generally include individuals or entities that control, are controlled by or are under common control with AE, as applicable, and may include certain of their officers, directors or principal stockholders.  The registration statement of which this proxy statement/prospectus forms a part does not cover the resale of shares of AE common stock to be received by their affiliates in the Separation.

DESCRIPTION OF AE CAPITAL STOCK

The following is a summary description of the material terms of AE’s capital stock as will be set forth in AE’s charter documents and that will govern the rights of holders of AE common stock if the Separation is completed.

While the following attempts to describe the material terms of AE’s capital stock, the description may not contain all of the information that is important to you.  You are encouraged to read the full text of AE’s certificate of incorporation and bylaws, forms of which are included as exhibits to the registration statement of which this proxy statement/prospectus is a part, as well as the provisions of applicable Delaware law.

At the time of the Separation, AE’s authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.  It is expected that AE will have 30,000,000 shares of common stock issued and outstanding upon completion of the Separation.  No shares of preferred stock of AE will be issued and outstanding at the time of the Separation.

Common Stock

All of the shares of AE common stock issued in the Separation will be duly authorized, fully paid and nonassessable.  Subject to the relative rights, limitations and preferences of the holders of any then outstanding preferred stock, holders of AE common stock will be entitled to certain rights, including (i) to share ratably in dividends if, when and as declared by AE’s board of directors out of funds legally available therefor and (ii) in the event of liquidation, dissolution or winding up of AE, to share ratably in the distribution of assets legally available therefor, after payment of debts and expenses.  Each outstanding share of AE common stock will entitle the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors, and the holders of shares of AE common stock will possess the exclusive voting power.  The holders of AE common stock will not have cumulative voting rights in the election of directors or preemptive rights to subscribe for additional shares of AE capital stock.  AE’s bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director.  This means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee in order for that nominee to be elected.

Holders of shares of AE common stock will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights.  The rights, preferences and privileges of holders of AE common stock will be subject to the terms of any series of preferred stock which AE may issue in the future.

Preferred Stock

Following the Separation, the board of directors of AE will have the authority, within the limitations and restrictions stated in its certificate of incorporation, to authorize the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, preemptive rights and the number of shares constituting any series or the designation of such series.  The issuance of preferred stock could have the effect of decreasing the market price of AE common stock and could adversely affect the voting and other rights of the holders of AE common stock.  AE has no current plans to issue any shares of preferred stock.

Anti-Takeover Effect of Delaware Law and AE’s Certificate of Incorporation and Bylaws

If the Separation is completed, AE will be governed by the DGCL.  Certain provisions of the DGCL and AE’s certificate of incorporation and bylaws that will be effective if the Separation is completed could make more difficult the acquisition of AE by means of a tender offer, a proxy contest or otherwise.

Vacancies on Board of Directors

AE’s certificate of incorporation will provide that any newly created directorships resulting from any increase in the authorized number of directors or any vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board.

Stockholder Meetings

Under AE’s certificate of incorporation and subject to the rights of holders of preferred stock, if any, only a majority of the members of the board of directors, the chairman of the board of directors or the Chief Executive Officer may call special meetings of stockholders.  This provision will make it more difficult for stockholders to take action opposed by the board of directors.

Authorized but Unissued Shares

AE’s authorized but unissued shares of common stock will be available for future issuance without stockholder approval.  AE may issue additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.  The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of AE by means of a proxy contest, tender offer, merger or otherwise.

The overall effect of the foregoing provisions may be to deter a future tender offer.  AE stockholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of AE common stock at that time.  In addition, these provisions may have the effect of assisting AE’s management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of the business of AE.

Business Combinations

AE is subject to Section 203 of the DGCL, which regulates corporate acquisitions.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholders owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Trading

AE expects that, at some date following completion of the Separation, the shares of AE common stock will trade on the OTCQB, the OTC Bulletin Board or the new BX Venture Market operated by NASDAQ.

Indemnification of Directors and Executive Officers

As authorized by Section 102(b)(7) of the DGCL, AE’s certificate of incorporation will provide that a director of AE will not be liable to AE or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption for liability or limitation thereof is not permitted under the DGCL.  The DGCL provides that the liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to AE or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for liability for payments of dividends or for stock purchases or redemptions in violation of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

While the certificate of incorporation will provide directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty.  Accordingly, the certificate of incorporation will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director’s breach of such director’s duty of care.

In addition, AE’s bylaws will provide that AE will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director of AE or an officer of AE elected by its board of directors or, while a director of AE or an officer of AE elected by its board of directors, is or was serving at the request of AE as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except as otherwise provided in the bylaws, AE will be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the board of directors of AE.

AE will enter into indemnification agreements with each of its executive officers and directors providing for the indemnification of, and advancement of expenses to, each such person in connection with claims, suits or proceedings arising as a result of such person’s service as an officer or director of AE.  AE also will maintain directors’ and officers’ liability insurance policies insuring directors and officers of AE for certain covered losses as defined in the policies.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of AE pursuant to the foregoing provisions, AE has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the shares of AE common stock to be issued in the Separation will be passed upon by TroyGould PC.

EXPERTS

The financial statements of CMG Holdings Group, Inc. as of December 31, 2010 and 2009 and for the years then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the board of directors of CMGO is not aware of any business to be acted upon at the special meeting of CMGO stockholders other than as described in this proxy statement/prospectus.  If any other matters should properly come before the special meeting, or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on such other matters in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

CMGO files annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information filed by CMGO at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C.  20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by CMGO, at www.sec.gov.  You may also access the SEC filings and obtain other information about CMGO at its website, www.creativemanagementgroup.com.  The information contained in those websites is not incorporated by reference into this proxy statement/prospectus.

AE has filed a registration statement on Form S-1 to register the shares of stock to be distributed in connection with the Separation.  This proxy statement/prospectus is part of the registration statement of AE and is a prospectus of AE and a proxy statement of CMGO for the special meeting.  This proxy statement/prospectus incorporates important information about CMGO from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus.  The SEC permits CMGO to “incorporate by reference” certain information required to be included in this proxy statement/prospectus by referring you to another document filed separately with the SEC.

The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus.  This proxy statement/prospectus incorporates by reference the documents set forth below that CMGO has previously filed with the SEC:

•	CMGO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	CMGO’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2011; and

•
CMGO’s Current Reports on Form 8-K filed on June 24, 2011 (with respect to Item 1.02 and the corresponding exhibit filed under Item 9.01 only), and May 16, 2011 (with respect to Item 1.02 and the corresponding exhibit filed under Item 9.01 only).

With respect to the registration statement on Form S-1 filed with the SEC to register under the Securities Act the distribution of shares of AE common stock in the Separation, of which this proxy statement/prospectus forms a part, this proxy statement/prospectus also incorporates by reference the documents filed by CMGO pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the date of the special meeting (other than Current Reports on Form 8-K containing disclosure furnished under Items 2.02 or 7.01 of Form 8-K, unless otherwise indicated therein).

You may request a copy of these filings at no cost by writing or telephoning CMGO at:

CMG Holdings Group, Inc.
5601 Biscayne Boulevard
Miami, Florida 33137
Attention: Investor Relations

To obtain timely delivery of such information, you must request such information no later than _____________, 2011.

Any statements made in a document incorporated by reference in this proxy statement/prospectus are deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement in this proxy statement/prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement.  Any statement made in this proxy statement/prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this proxy statement/prospectus, modifies or supersedes such statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is a statement of the expenses to be incurred by AE in connection with the distribution of the securities registered under this registration statement. All amounts are estimated except the SEC registration fee.

Item	Amount
SEC Registration Fee	$5.00
Printing Fees and Expenses	10,000.00
Accounting Fees and Expenses	35,000.00
Legal Fees and Expenses	50,000.00
Transfer Agent Fees	5,000.00
Miscellaneous	5,000.00
Total	$105,005.00

Item 14. Indemnification of Directors and Officers.

As authorized by Section 102(b)(7) of the DGCL, AE’s certificate of incorporation will provide that a director of AE will not be liable to AE or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption for liability or limitation thereof is not permitted under the DGCL. The DGCL provides that the liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to AE or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for liability for payments of dividends or for stock purchases or redemptions in violation of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

While the certificate of incorporation will provide directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the certificate of incorporation will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director’s breach of such director’s duty of care.

In addition, AE’s bylaws will provide that AE will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director of AE or an officer of AE elected by its board of directors or, while a director of AE or an officer of AE elected by its board of directors, is or was serving at the request of AE as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the bylaws, AE will be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the board of directors of AE.

AE will maintain directors’ and officers’ liability insurance policies insuring directors and officers of AE for certain covered losses as defined in the policies.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of AE pursuant to the foregoing provisions, AE has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed herewith or incorporated herein by reference.

Exhibit No.	Description
3.1	Form of Certificate of Incorporation of AudioEye, Inc.
3.2	Form of Bylaws of AudioEye, Inc.
5.1	Opinion of TroyGould PC regarding the validity of the securities being registered
10.1	Master Agreement dated as of June 22, 2011 between CMG Holdings Group, Inc. and AudioEye Acquisition Corp.
10.2	Form of Royalty Agreement between CMG Holdings Group, Inc. and AudioEye, Inc.
10.3	Form of Services Agreement between CMG Holdings Group, Inc. and AudioEye, Inc.
23.1	Consent of MaloneBailey, LLP
23.2	Consent of TroyGould PC (included in Exhibit 5.1, above)
99.1	Form of CMG Holdings Group, Inc. Proxy Card

Item 17. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           If the Registrant is relying on Rule 430B:

(A)           Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 21, 2011.

AUDIOEYE, INC.

By: /s/ Nathaniel T. Bradley
Name: Nathaniel T. Bradley
Title: President and Chief Operating Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Nathaniel T. Bradley	President and Chief Operating Officer	October 21, 2011
Nathaniel T. Bradley	(Principal Executive Officer)

/s/ Sean Bradley	Chief Technical Officer and Director	October 21, 2011
Sean Bradley

/s/ Edward Withrow III	Director	October 21, 2011
Edward Withrow III

The foregoing constitutes all of the members of the board of directors of AudioEye, Inc.